Exhibit 10.1

Certain confidential information contained in this exhibit has been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b)(10) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is (i) not material and (ii) the registrant treats such information as private or confidential.

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is entered into as of August 26, 2026 (the “Signing Date”), by and between Biohaven Bioscience Ireland Limited, a limited company organized under the laws of Ireland, at 6th Floor, South Bank House, Barrow Street, Dublin 4, D04 TR29 (“Biohaven”), and SK Biopharmaceuticals Co., Ltd., organized under the laws of the Republic of Korea, having an address at 221, Pangyoyeok-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, 13494, Republic of Korea (“SKBP”). Biohaven and SKBP may be referred to herein individually as a “Party” or collectively as the “Parties.”
RECITALS
Whereas, SKBP is a global pharmaceutical company that engages in the research, development, and commercialization of new drugs for central nervous system disorders and oncology;
Whereas, Biohaven is a global pharmaceutical company that possesses intellectual property relating to voltage-gated potassium channel 7 family of proteins (“Kv7”) activators, including the chemical compound opakalim, a potassium channel 7.2/7.3 activator as set forth in Exhibit A (“BHV-7000”); and
Whereas, SKBP desires to obtain from Biohaven, and Biohaven desires to grant to SKBP, an exclusive license to develop, manufacture, and commercialize Licensed Compounds and Licensed Products in the Field in the Territory, subject to the terms and conditions set forth herein.
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SKBP and Biohaven hereby agree as follows:
AGREEMENT
ARTICLE 1
DEFINITIONS
1.1“Accounting Standards” means (a) with respect to Biohaven, United States Generally Accepted Accounting Principles (“GAAP”), (b) with respect to SKBP, Korean International Financial Reporting Standards (“KIFRS”), and (c) with respect to SKBP’s Affiliates or Sublicensees, either GAAP or KIFRS or such other generally accepted set of accounting principles as such entity may utilize, in each case of clauses (a) - (c), consistently applied.
1.2“Acquiree” has the meaning set forth in Section 16.5(c).

1.3“Acquisition” has the meaning set forth in Section 16.5(c).
1.4“Affiliate” means, with respect to any person or entity, any other person or entity that, now or in the future, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such first person or entity, but for only so long as such control exists. As used in this Section 1.4, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights, or corporate governance; or (b) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting share capital or other equity interest in such entity.
1.5“Agreement” has the meaning set forth in the Preamble.
1.6“Alliance Manager” has the meaning set forth in Section 4.10.
1.7“Antitrust Clearance” means, with respect to the transactions contemplated by this Agreement, the expiration or termination of all applicable waiting periods, and the receipt of all approvals required, in each case, under Antitrust Laws as necessary to permit the Parties to consummate the Closing.
1.8“Antitrust Clearance Date” means the date on which Antitrust Clearance is obtained.
1.9“Antitrust Filing” means any filing with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, as required under any Antitrust Laws with respect to the transactions contemplated under this Agreement, together with all required documentary attachments thereto.
1.10“Antitrust Laws” means any federal, state or foreign law, regulation or decree, including the HSR Act and any similar applicable foreign law or regulation, designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.
1.11“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, rules, regulations, policies, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any Governmental Authority having jurisdiction over or related to the subject item, including the U.S. Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), U.S. Patent Act (35 U.S.C. § 1 et seq.), Federal Civil False Claims Act (31 U.S.C. § 3729 et seq.), and the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), all as amended from time to time, together with any rules, regulations, policies, and compliance guidance promulgated thereunder.
1.12“Arising IP” has the meaning set forth in Section 9.2.
1.13“Assignment and Assumption Agreement” has the meaning set forth in Section 3.6.
1.14“BHV-7000” has the meaning set forth in the Recitals and has the chemical structure set forth in Exhibit A.

1.15“BHV-7000 Licensed Product” means a Licensed Product containing BHV-7000, excluding any stereoisomer, polymorph, salt, solvate, active metabolite or prodrug thereof.
1.16“Biohaven Development Plan” means the development plan with respect to the BHV-7000 Licensed Product, the preliminary version of which is attached to this Agreement as Exhibit B as of the Signing Date and as may be amended and supplemented from time to time in accordance with this Agreement, including Section 4.2. With respect to the Development activities to be conducted by Biohaven pursuant to Section 4.2, the Biohaven Development Plan includes an overview of the following items, with references to the detailed documentation of each as such documentation becomes available and as revised from time-to-time: (i) the clinical development plan, (ii) study protocol, (iii) statistical analysis plan, (iv) regulatory affairs activities, (v) projected timeline specifying key study and regulatory milestones, (vi) reasonably detailed budget projection for a given Calendar Year including a forecast of anticipated study costs, and (vii) any other relevant Information requested by the JDC for generating or analyzing the Data for the purposes of the Positive Readout, Regulatory Filing, or Regulatory Approval, with respect to the BHV-7000 Licensed Product.
1.17“Biohaven Development Plan Costs” means (a) the out-of-pocket expenses incurred by Biohaven or any of its Affiliates and (b) Biohaven’s and its Affiliates’ allocated internal FTE costs, calculated using the FTE Rate, in each case, incurred as of or after the Closing Date in connection with the conduct of activities pursuant to the Biohaven Development Plan, subject to the applicable JDC-approved budget cap, as may be approved, deemed approved or modified pursuant to Section 4.2(d).
1.18“Biohaven First Right Patents” has the meaning set forth in Section 9.3(c).
1.19“Biohaven Representative” has the meaning set forth in Section 11.2.
1.20“Biohaven Royalties” has the meaning set forth in Section 7.3(a).
1.21“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York, U.S. or the Republic of Korea are authorized or obligated by Applicable Laws to close.
1.22“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.
1.23“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.
1.24“CDMO” has the meaning set forth in Section 6.2.
1.25“cGCP” means the then-current ethical, scientific, and quality standards as required by a Regulatory Authority (based on then-current industry standards) for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and related FDA guidance documents, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, or as otherwise required by Applicable Laws.

1.26“cGMP” means all applicable then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time, including, as applicable, those as set forth in FDA regulations in 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, orders, and guidance, and the requirements with respect to current good Manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, December 2010” (or such other foreign equivalent regulatory standards in any other country or jurisdiction), or as otherwise required by Applicable Laws.
1.27“Change of Control” means, with respect to a Party, (a) any acquisition, assignment, transfer, or other disposition, of all or substantially all of such Party’s business or assets by or to a Third Party, (b) any reorganization or combination, whether by operation of law or otherwise, including a consolidation and merger, of such Party with or into any other entity, (c) any change in the shareholding of such Party in which the shareholders of such Party immediately prior to such change own less than fifty percent (50%) of such Party immediately after such change, (d) any circumstances in which a Third Party obtains the power, directly or indirectly, to direct or cause the direction of the management or policies of such Party, or (e) the effectuation by the Party of a transaction or series of related transactions in which fifty percent (50%) or more of the voting power of the Party is transferred.
1.28“Claim” has the meaning set forth in Section 11.1.
1.29“Closing” has the meaning set forth in Section 2.1.
1.30“Closing Date” has the meaning set forth in Section 2.1.
1.31“CMC” means chemistry, manufacturing, and controls.
1.32“Combination Product” means any product that contains a Licensed Compound and one or more other active pharmaceutical ingredients, or any combination therapy involving a Licensed Product and one or more other products that are co-formulated, co-packaged or otherwise sold for a single price, whether concurrently or sequentially administered.
1.33“Commercialization” means, with respect to a pharmaceutical product, the conduct of any and all activities that are commercial in nature undertaken in support of the promotion, marketing, Pricing and Reimbursement Approval, offer for sale, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivery to customers) of such products, including: (a) [***], (b) [***], and (c) [***], further including interacting with Regulatory Authorities with respect to any of the foregoing. Commercialization shall exclude Development and Manufacturing. “Commercialize” and “Commercializing” have correlative meanings.
1.34“Commercially Reasonable Efforts” means, with respect to the Licensed Products, such efforts and resources (including the manner and timing thereof) that [***] would typically devote for the Development, Manufacturing and Commercialization of similar products with similar market potential at similar development stages and product life, taking into account: (a) [***]; (b) [***]; (c) [***]; (d) [***]; (e) [***]; (f) [***]; (g) any guidance or developments from the FDA, EMA or other Governmental Authority affecting the data or actions required to obtain or maintain regulatory approval from a Governmental Authority; (h) compliance with all healthcare-related laws applicable to the Licensed Products, including whether a product is to be subject to a recall or market withdrawal; (i) pending, actual or threatened actions or proceedings with Third Parties with respect to the product, including with respect to Intellectual Property; (j) [***]; (k) [***]; (l) [***]; (m) the continued availability of qualified employees engaged in such research, development, regulatory approval and commercialization activities; (n) [***]; (o) pre-existing contractual and other legal obligations; and (p) all other relevant factors considered by [***] in connection with such similar products.
For purposes of determining whether SKBP or its Affiliate is in compliance with its obligations under the preceding sentence of this definition, SKBP’s and its Affiliates’ Development, Manufacturing and Commercialization for the Licensed Products shall be considered in the aggregate and shall be measured by the facts and circumstances in effect at the time such efforts are due. The obligation to use such efforts and resources, however, does not require that SKBP or its Affiliates act in a manner that would otherwise be contrary to prudent business judgment and, furthermore, the fact that the objective is not actually accomplished is not dispositive evidence that SKBP or any of its Affiliates did not in fact utilize its Commercially Reasonable Efforts in attempting to accomplish the objective. The Parties agree and acknowledge that business and marketing and return on investment considerations may change from time to time, which changes may be taken into account in the determination of Commercially Reasonable Efforts. The Parties acknowledge that SKBP does not always seek to market its own products in every country or seek to obtain regulatory approval in every country or for every potential indication. “Commercially Reasonable Efforts” shall be determined on a Licensed Product-by-Licensed Product and country-by-country basis.
1.35“Complementary Activities” has the meaning set forth in Section 4.2(b).
1.36“Compound Product” has the meaning set forth in Section 1.103.
1.37“Compulsory License” means, with respect to a particular compound or product in a particular country, a license required to be granted to a Third Party pursuant to an order, decree or grant of a Governmental Authority having competent jurisdiction, authorizing the licensee to Develop, Manufacture, or Commercialize such compound or product in such country.
1.38“Confidential Information” of a Party means all Know-How, materials, or other proprietary scientific, marketing, financial, or commercial information that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form, whether before, on, or after the Signing Date.
1.39“Contract R&D Activities” has the meaning set forth in Section 4.4.
1.40“Control” or “Controlled” means, with respect to any materials, scientific platforms, compounds, products, Know-How, Patents, Domain Names or other Intellectual Property, the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license, or a sublicense of or under such materials, scientific platforms, compounds, products, Know-How, Patents, Domain Names, or other Intellectual Property to the other Party, without (a) breaching the terms of any agreement with a Third Party, or (b) the payment of any additional consideration to a Third Party unless SKBP has agreed to make or reimburse such payments to the extent necessary or reasonably useful for such Exploitation by SKBP hereunder.
1.41“Controlled Affiliate” means an Affiliate that a Party “controls” (as defined in Section 1.4).
1.42“Cover” or “Covering” means, with respect to any claim of any Patent and a platform (including the Kv7 Discovery Platform), compound or product (including any Licensed Compound or Licensed Product) in any country, that such claim (for clarity, with respect to a claim of a Patent application, if such pending claim were to result in an issued patent without modification) would be infringed, absent a license, by the use, offer for sale, sale, or importation or other Exploitation of such platform, compound or product in such country.
1.43“CRO” means any Third Party contract research organization whose primary business is providing pharmaceutical research services on a fee-for-service basis.
1.44“CTM” has the meaning set forth in Section 6.2.
1.45“Data” means any and all scientific, technical, or test data, analysis, and reports pertaining to any compound or product that is generated by or on behalf of Biohaven or its Affiliates or, to the extent such data is Controlled by Biohaven or its Affiliates, by or on behalf of its or their licensees, or by or on behalf of SKBP or its Affiliates or to the extent Controlled by SKBP or its Affiliates or Sublicensees, including research data, clinical pharmacology and toxicity data, CMC data (including analytical and quality control data and stability data), pre-clinical data, clinical data, clinical study reports, or submissions made in association with an IND or MAA with respect to any compound or product.
1.46“Data Protection Laws” means all Applicable Laws governing data privacy and data protection, cybersecurity, direct marketing or data breach notification, including (to the extent applicable to the relevant Personal Data) HIPAA, the California Consumer Privacy Act of 2018, the California Privacy Rights Act of 2020, European Data Protection Laws, Korean Data Protection Laws, Data Transfer Restrictions, and any local, state, supranational or national legislation, in each case, as amended, consolidated, re-enacted or replaced from time to time.
1.47“Develop” means to research or develop (including clinical, non-clinical, and CMC development), analyze, test, and conduct preclinical, clinical, and all other regulatory trials and submissions for Regulatory Approval (and maintenance thereof) for a compound or product, as well as all related regulatory activities and any and all activities pertaining to new indications, pharmacokinetic studies, including work on new formulations, new methods of treatment, new manufacturing methods and CMC activities. “Developing” and “Development” have correlative meanings.
1.48“Development Plan Bank Account” has the meaning set forth in Section 4.2(d)(i).

1.49“Distributor” means, with respect to a country, any Third Party that is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis, and without any license grant or other right from SKBP or any of its Affiliates or Sublicensees under any Intellectual Property, to distribute finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies, and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country. For clarity, a Distributor of a Licensed Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by SKBP or its Affiliates to Manufacture any such Licensed Product.
1.50“Documents” means all materials and documents that arise from any Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product.
1.51“Domain Names” means the domain names Controlled by Biohaven or its Affiliates that are related to the Licensed Products and listed in Exhibit C (the “Biohaven Domain Names”).
1.52“EMA” means the European Medicines Agency or any successor entity thereto.
1.53“Epilepsy” means (a) a central nervous system (neurological) disorder in which brain activity becomes abnormal, causing seizures [***].
1.54“EU” means all countries that are officially recognized as member states of the European Union or the European Economic Area at the Closing Date and any country that becomes a member state of the European Union or the European Economic Area at any particular time. For clarity, countries that are officially recognized as member states of the European Union or the European Economic Area as of the Closing Date but subsequently cease to be member states will continue to be treated as member states of the European Union or the European Economic Area in connection with this Agreement. Without limiting the foregoing, the following are included in the definition of “EU”: the United Kingdom, Switzerland, Iceland, Liechtenstein and Norway. For clarity, as of the Closing Date, the European Union consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czechia, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.
1.55“Exploit” means to use, Develop, Manufacture or Commercialize. “Exploiting” and “Exploitation” have correlative meanings.
1.56“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801–4861), the Export Administration Regulations (15 C.F.R. Parts 730–774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

1.57“Family Patent” means, with respect to a particular Patent, (a) any other Patent (i) that claims or is entitled to claim priority to such Patent, (ii) to which such Patent claims or is entitled to claim priority, or (iii) that has common priority with such Patent; (b) any reissue, renewal, extension, substitution, continuation, continuation-in-part, and division, and all results of oppositions, reexaminations, supplemental examinations, and other review procedures of such Patent or any other Patent covered by the foregoing subsection (a); (c) any foreign counterpart of such Patent or any of the Patents covered by the foregoing subsection (a) or (b); and (d) any Patent issuing on such Patent or any application covered by any of the foregoing subsection (a), (b), or (c).
1.58“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.), as amended.
1.59“FDA” means the United States Food and Drug Administration or any successor entity thereto.
1.60“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, together with any rules, regulations and requirements promulgated thereunder.
1.61“Field” means any and all diagnostic, palliative, prophylactic, and therapeutic uses for all indications in humans and animals.
1.62“First Commercial Sale” means, on a product-by-product and country-by-country basis, the first sale by SKBP or any of its Affiliates or Sublicensees to a Third Party (other than a sale among SKBP and its Affiliates or Sublicensees) of a Licensed Product in a given country in the Territory, after Regulatory Approval has been granted with respect to such Licensed Product in such country; provided that, notwithstanding the foregoing, “First Commercial Sale” will not include any sale of a Licensed Product to any Third Party for use in clinical trials of Licensed Products, or under early access, compassionate use, named patient, indigent access, patient assistance or other similar reduced pricing programs, provided that in any such case, [***].
1.63“FTE” means a full-time employee or, in the case of less than a full-time employee, a full-time equivalent employee based on [***] person-hours per Calendar Year performing scientific or technical work (including scientific managerial work) undertaken by a Party’s employees, as applicable.
1.64“FTE Rate” means the annualized rate of $[***] per FTE, such amount to be increased or decreased, as of January 1 of each Calendar Year beginning with Calendar Year 2027 and annually thereafter to reflect the percentage change in the Consumer Price Index, as quoted by the U.S. Department of Labor, Bureau of Labor Statistics, during the previous twelve (12)-month period ending on July 31 of the previous Calendar Year.
1.65“Generic Product” means, with respect to a Licensed Product in a country in the Territory, a product on the market in such country that (a) is sold by any Third Party that is not a Sublicensee, or other authorized third party of SKBP or any of its Affiliates to whom SKBP or any of its Affiliates has granted Intellectual Property rights in or to such Licensed Product under a marketing authorization granted by a Regulatory Authority, and did not purchase such product in a chain of distribution that included SKBP or any of its Affiliates or any Sublicensee, (b) has

received Regulatory Approval in such country in reliance on and without a right of reference to a prior Regulatory Approval for such Licensed Product granted to or otherwise held by SKBP or any of its Affiliates or any Sublicensee by the applicable Regulatory Authority, including in the United States, approval under section 505(j) or, solely to the extent approved as a generic equivalent or substitutable follow-on to such Licensed Product, 505(b)(2) of the FFDCA, and in the European Union, approval under Article 10 of Directive 2001/83/EC solely to the extent approved as a generic equivalent or substitutable follow-on to such Licensed Product, and (c) contains the same active ingredient(s) as such Licensed Product.
1.66“Global Safety Database” has the meaning set forth in Section 5.2.
1.67“Good Reason” means [***].
1.68“Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.69“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.
1.70“ICC” has the meaning set forth in Section 15.2(a).
1.71“ICC Rules” has the meaning set forth in Section 15.2(a).
1.72“IND” means an investigational new drug application, clinical trial authorization or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.
1.73“Indemnified Taxes” means any Taxes imposed by the taxing authority of the Republic of Korea for failure to withhold Taxes on Payments made under this Agreement to the extent directly arising out of or resulting from (i) [***] or (ii) Biohaven’s breach of the representations set forth in Section 10.2(ff); provided, however, that Indemnified Taxes shall not include [***].
1.74“IND Transfer Event” has the meaning set forth in Section 4.7(b)(iii).
1.75“Indemnitee” has the meaning set forth in Section 11.3.
1.76“Indemnitor” has the meaning set forth in Section 11.3.
1.77“Indirect Tax” has the meaning set forth in Section 8.3(b).
1.78“Information” means any information, Inventions, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority or patent office, data, including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable, but excluding any Patents. For the avoidance of doubt, Information includes any and all proprietary, scientific or technical information, results and data of any type, in any tangible or intangible form, that is not in the public domain or otherwise publicly known, including discoveries, databases, practices, protocols, regulatory data and filings, programming, ideas, case report forms, medical records, data analyses, reports, studies, designs for experiments and tests and results of experimentation and testing (including results of any Development activities), summaries and information contained in submissions to and information from ethical committees or Regulatory Authorities, Manufacturing process and Development information, and any rights (other than Patents and trademarks, but including copyright, database or design rights) protecting such Information. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including that item, or a development relating to that item, is and remains not known to the public.
1.79“Infringement” has the meaning set forth in Section 9.4(b).
1.80“Initial Upfront Payment” has the meaning set forth in Section 8.3(a)(ii).
1.81“Intellectual Property” means all intellectual property or industrial property rights anywhere in the world, created, arising under or recognized by any laws or Governmental Authority, including (a) Patents, (b) Know-How, (c) trademarks, service marks, logos, product names and slogans, symbols, trade dress, trade names, d/b/a’s, domain names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, and (d) published and unpublished works of authorship whether or not copyrightable, including computer software programs, databases and other compilations of information, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, derivatives, translations, adaptations and combinations of the above.
1.82“Inventions” means all inventions, whether or not patentable, discovered, made, conceived, or reduced to practice, in the course of activities performed under this Agreement.
1.83“JDC” has the meaning set forth in Section 4.8(a).
1.84“Knopp” has the meaning set forth in Section 1.99.
1.85“Know-How” means all Data, Regulatory Filings, Information, Inventions, and Documents.
1.86“Knowledge” means, with respect to a matter that is the subject of a given representation or warranty of Biohaven, the actual knowledge of an executive officer or another senior employee (Director level or above, or equivalence thereof) of Biohaven or its Affiliates who is responsible for relevant manufacturing, regulatory, finance, safety and medical, research and development, business development, commercial operations or legal matters, based on such individuals’ reasonable good-faith understanding of the facts and information in their possession and control, after reasonable inquiry of their direct reports with respect to such facts and information, but without any duty to conduct any additional freedom-to-operate analysis or clearance searches or obtain any related opinions with respect to any Intellectual Property to the extent such opinions have not been obtained prior to the date hereof.
1.87“Kv7” has the meaning set forth in the Recitals.
1.88“Kv7 Discovery Platform” means the technology platform for the discovery and optimization of compounds that modulate the Kv7 protein [***], as such platform exists as of the Closing Date, including:
(a)[***];
(b)[***]; and
(c)[***].
Notwithstanding the foregoing, “Kv7 Discovery Platform” excludes any Information related to the Kv7 protein or compounds directed against such Kv7 protein that [***].
1.89“Licensed Compound(s)” means any and all compounds (i) Covered by the Listed Licensed Patents and Family Patents thereof, including the chemical compound referred to internally by Biohaven as BHV-7000, also known as opakalim, a potassium channel 7.2/7.3 activator, (ii) any compound discovered by or on behalf of Biohaven or its Affiliates using the Kv7 Discovery Platform prior to the Closing Date (as evidenced by contemporaneous written records), or (iii) any Kv7 activators Controlled by Biohaven or its Affiliates, other than the compounds specified in clauses (i) and (ii), and in each case (i)-(iii), any stereoisomer, polymorph, salt, solvate, active metabolite or prodrug thereof.
1.90“Licensed IP” means the Licensed Patents, Licensed Know-How, and Domain Names.
1.91“Licensed Know-How” means any and all Know-How Controlled by Biohaven or any of its Affiliates, in each case, as of the Closing Date or during the Post-Closing Term that is necessary or reasonably useful to Exploit the Kv7 Discovery Platform or any Licensed Compound or Licensed Product in the Field in the Territory.
1.92“Licensed Patents” means any and all Patents Controlled by Biohaven or any of its Affiliates, in each case, as of the Closing Date or during the Post-Closing Term that are necessary or reasonably useful to Exploit the Kv7 Discovery Platform or any Licensed Compound or Licensed Product in the Field in the Territory, including the Patents listed in Exhibit D (the “Listed Licensed Patents”) and all Family Patents thereof.

1.93“Licensed Product” means any product containing a Licensed Compound, whether alone or in combination with one or more other active ingredients, in any form, mode of administration, dosage form, formulation or strength. For clarity, a Combination Product is a Licensed Product; provided, however, that notwithstanding anything to the contrary, a Licensed Product shall not include any proprietary active ingredient owned by or licensed to Biohaven or any of its Affiliates (other than a Licensed Compound).
1.94“Losses” has the meaning set forth in Section 11.1.
1.95“MAA” means a marketing authorization application or equivalent application, including an NDA and any necessary Pricing and Reimbursement Approvals, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or jurisdiction.
1.96“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, stability testing, inventory control and management, storing and transporting the Licensed Compounds or the Licensed Products, but excluding Development or Commercialization.
1.97“Material Adverse Effect” means any change, event, effect, circumstance or development that, individually or in the aggregate: (A) is, or would reasonably be expected to be, materially adverse to the condition, assets, liabilities, business operations or results of operations of the business relating to the Licensed Compounds and Licensed Products, taken as a whole; (B) has, or would reasonably be expected to have, a materially adverse impact on the value of any Licensed Compound or Licensed Product anywhere in the world, including any material restriction on the label of a Licensed Product or any materially adverse impact on the safety, efficacy or expected price of a Licensed Product, or (C) has, or would reasonably be expected to have, a material adverse effect on the Development, Manufacture, Commercialization or other Exploitation of the Kv7 Discovery Platform or any Licensed Compound or Licensed Product in the Territory, or on a Party’s ability to obtain or maintain Regulatory Approval for any Licensed Product in such Territory. Provided, however, that none of the following shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (a) changes in general economic, financial, credit, capital markets, political or regulatory conditions; (b) changes generally affecting the biopharmaceutical industry; (c) changes in any Applicable Law or accounting standards, or the interpretation or enforcement thereof; (d) any change resulting from acts of war, sabotage or terrorism, or any natural disaster, epidemic, pandemic or other force majeure event, whether or not caused by any person or entity; (e) any actions taken by Biohaven at SKBP’s written request after the Closing Date; (f) any failure to meet projections, estimates, plans or forecasts, except that the underlying causes thereof may be taken into account to the extent not otherwise excluded by this definition; (g) changes that arise out of or are attributable to the negotiation, execution, announcement or pendency of the transactions contemplated hereby; (h) any labor strikes, stoppages or loss of employees; (i) currency or interest rate fluctuations; (j) [***]; and (k) any matter, event, circumstance or condition disclosed to, or otherwise actually known by, in reasonable detail, SKBP or its Affiliates or any other SKBP Representatives on or prior to the Signing Date, in each case to the extent such effect was reasonably foreseeable as of the Signing Date and arises from or relates to such disclosed or known matter, event, circumstance or condition; provided, further, that, with respect to clauses (a) – (d) of this definition, such changes may be taken into account to the extent they disproportionately and adversely affect the business relative to other businesses operating in the geographic markets or industries in which the business operates.
1.98“Maximum Fair Price” has the meaning set forth in Section 1191(c)(3) of the Social Security Act.
1.99“MIPA” means that certain Membership Interest Purchase Agreement, dated February 24, 2022, by and among Biohaven Therapeutics Ltd., Knopp Biosciences LLC (“Knopp”), and Channel Biosciences, LLC, as amended by those certain Amendments to Membership Interest Purchase Agreement, dated May 1, 2024 and December 16, 2025, by and among Biohaven Therapeutics Ltd., Knopp Biosciences LLC and Biohaven Pharmaceuticals, Inc. The MIPA, as amended, is attached hereto as Exhibit E.
1.100“Monthly Reconciliation Report” has the meaning set forth in Section 4.2(d)(iii).
1.101“NDA” means a New Drug Application (or similar application), as defined in the Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA.
1.102“Necessary Third Party License” has the meaning set forth in Section 7.3(d).
1.103“Net Sales” means, with respect to any Licensed Product, the gross amount invoiced without duplication by SKBP, its Affiliates and its and their Sublicensees (each of the foregoing persons or entities, a “Selling Party”) from the sale of such Licensed Products to a Third Party anywhere in the world, less the sum of the following items (to the extent not reimbursed by any Third Party and to the extent actually incurred, allowed, accrued, paid or taken with respect to such sale):
(a)sales returns, credits or allowances actually paid, granted or accrued, including trade, quantity and cash discounts, other adjustments, including those granted on account of [***];
(b)adjustments arising from consumer discount programs or other similar programs;
(c)customs or excise duties, value-added Taxes, sales Taxes, consumption Taxes, or other Taxes (except Taxes on net income) or duties relating to sales, or any payment in respect of sales provided such duties or Taxes are recorded in gross sales;
(d)any actual bad debt expense recorded in accordance with Accounting Standards from customers related to sales of such Licensed Products; provided, that [***]. Net Sales shall be determined from each Selling Party’s books and records maintained in accordance with Accounting Standards consistently applied;
(e)inventory management fees paid to distributors and allocated to such Licensed Product;

(f)actual freight, shipping, handling and insurance costs, which deduction under this subclause (f) will in no event exceed [***] percent of the amount arrived at after the application of items (a) – (e) above and (g) below; and
(g)discounts, including cash and quantity discounts; cash and non-cash coupons; retroactive price reductions; chargeback payments; and rebates granted to managed care organizations, federal, state, and local governments, their agencies, purchasers, reimbursers, or customers, or provided in connection with patient assistance programs, named patient programs, or other compassionate use or charitable purposes; and the portion of administrative or other fees paid during the relevant time period to group purchasing organizations or pharmacy benefit managers and patient assistance program managers relating to such Licensed Products.
Net Sales shall be determined consistently with each Selling Party’s customary practices and in accordance with Accounting Standards.
It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with Accounting Standards.
Resales or sales of a Licensed Product made in good faith between or among SKBP and any of its Affiliates shall not be included in the calculation of Net Sales, but the first sale thereafter to a Third Party (other than a Selling Party) shall be included in the calculation of Net Sales. Notwithstanding anything to the contrary, Net Sales shall not include (i) [***]; or (ii) [***]. For the avoidance of doubt, Net Sales shall include sales by a Selling Party of Licensed Products to pharmaceutical companies for use of such Licensed Products as a comparator in clinical trials to the extent that such amounts received are not as described in clause (ii) of the immediately preceding sentence.
If the Licensed Compound contained in a Combination Product is sold separately as a Licensed Product (a “Compound Product”) in such country and the other therapeutically active ingredients contained in the Combination Product (the “Other Active Ingredient(s)”) are also sold separately in such country, Net Sales will be calculated by [***].
If the Compound Product contained in the Combination Product is sold independently of the Other Active Ingredient(s) contained in the Combination Product in such country, but the average gross selling price of such Other Active Ingredient(s) in such country cannot be determined, [***].
If the Other Active Ingredient(s) contained in the Combination Product are sold independently in such country, but there is no applicable Compound Product in such country (i.e., the Licensed Compound contained in the Combination Product is not sold separately as a Licensed Product in such country) or the average gross selling price of the applicable Compound Product in such country cannot be determined, Net Sales will be calculated by [***].

If there is no applicable Compound Product contained in the Combination Product and the Other Active Ingredient(s) contained in the Combination Product are not sold separately in such country, or the average gross selling price of neither such Compound Product nor such Other Active Ingredient(s) can be determined in such country, then Net Sales of the Combination Product in such country will be calculated by mutual written agreement of Biohaven and SKBP with the objective of reflecting the relative values of the Compound Product and the Other Active Ingredient based upon available evidence; provided, that if Biohaven and SKBP cannot reach mutual written agreement prior to the end of an applicable accounting period, such matter shall be resolved by submission to an independent Third Party with expertise in pharmaceutical product valuation who is mutually agreed upon in writing by Biohaven and SKBP. The decision of such independent Third Party shall be binding upon the Parties.
1.104“OLE” has the meaning set forth in Section 2.2.
1.105“Other Active Ingredient” has the meaning set forth in Section 1.103.
1.106“Outside Date” means the date that is [***] ([***]) months after the Signing Date, which may be extended (a) once at SKBP’s sole election for a period of [***] ([***]) months in accordance with this Agreement, or (b) as mutually agreed in writing by the Parties.
1.107“Party” or “Parties” has the meaning set forth in the Preamble.
1.108“Patent” or “Patents” means (a) all national, regional and international patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, or (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.
1.109“Patent Challenge” has the meaning set forth in Section 13.6.
1.110“Payment” has the meaning set forth in Section 8.3(a).
1.111“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.
1.112“Personal Data” means all information (a) that identifies, alone or in combination with other information, an individual, including pseudonymized or key-coded clinical data; and (b) that otherwise constitutes “personal data,” “personal information,” or similar term under applicable Data Protection Laws.
1.113“Personnel” means, with respect to any Person, its officers, directors, employees, workers, contractors, advisors, consultants, agents or other representatives.

1.114“Phase 2/3 Studies” means the following human clinical studies with respect to the BHV-7000 Licensed Product: (1) A Study to Determine if BHV-7000 is Effective and Safe in Adults With Refractory Focal Onset Epilepsy (NCT06132893) (“RISE 2”); and (2) Study to Determine if BHV-7000 is Effective and Safe in Adults With Refractory Focal Onset Epilepsy (NCT06309966) (“RISE 3”).
1.115“Positive Readout” means [***].
1.116“Post-Closing Term” means the period commencing on the Closing Date and ending upon the expiration or earlier termination of this Agreement.
1.117“Pre-Closing Costs” has the meaning set forth in Section 2.2.
1.118“Price Reduction Product” means a Licensed Product that (a) has been designated as a Selected Drug by the Secretary of the U.S. Department of Health and Human Services and made subject to a Maximum Fair Price that will apply to sales of such Licensed Product in the United States, or (b) is subject to any other final, binding and mandatory U.S. federal government price control, negotiation or reduction mechanism, including “most favored nation” pricing requirements mandating price parity with foreign markets for such Licensed Product, mandatory rebates, discounts or pricing caps imposed by U.S. federal programs or agencies, or any successor legislation or policy initiative that imposes government-mandated pricing constraints on pharmaceutical products in the United States.
1.119“Price Reduction Quarter” has the meaning set forth in Section 7.3(g).
1.120“Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the approval, agreement, determination, or decision of the applicable Regulatory Authority establishing the price or level of reimbursement for such Licensed Product, as required in a given country or jurisdiction prior to any reimbursed (or insurance-covered) sale of such Licensed Product in such jurisdiction.
1.121“PV Activities” has the meaning set forth in Section 6.4.
1.122“Regulatory Approval” means any and all approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) of any applicable Regulatory Authority, including Pricing and Reimbursement Approvals, that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other Commercialization of a product in a given country or regulatory jurisdiction.
1.123“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority responsible for granting Regulatory Approval of a product in such country or regulatory jurisdiction, including the FDA, the EMA, and any corresponding national or regional regulatory authorities.
1.124“Regulatory Filings” means any regulatory application, submission, notification, communication (including meeting minutes), correspondence, registration, briefing documents, and other filings made to, received from, or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, or Commercialize a compound or product in a particular country or jurisdiction, including any IND, MAA, or Regulatory Approval, any and all Data and Documents in connection therewith, and any supplements or amendments thereto.
1.125“Regulatory Milestone Payment” has the meaning set forth in Section 7.2(a).
1.126“Replace” or “Replaces” means [***].
1.127“Reversion IP” has the meaning set forth in Section 13.8(d).
1.128“Reversion License” has the meaning set forth in Section 13.8(d).
1.129“Royalty Term” has the meaning set forth in Section 7.3(c).
1.130“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.
1.131“SDEA” means the Safety Data Exchange Agreement to be entered into by the Parties.
1.132“SEC” means the U.S. Securities and Exchange Commission, or any successor entity.
1.133“Seizure Licensed Product” means [***].
1.134“Selected Drug” means a drug selected under the Drug Price Negotiation Program, as described in Section 1192 of the Social Security Act.
1.135“Selling Party” has the meaning set forth in Section 1.103.
1.136“Signing Date” has the meaning set forth in the Preamble.
1.137“SKBP” has the meaning set forth in the Preamble.
1.133“SKBP Background IP” has the meaning set forth in Section 9.1.
1.134“SKBP Commercialization Plan” means the commercialization plan attached hereto as Exhibit F.
1.135“SKBP First Right Patents” has the meaning set forth in Section 9.3(a).
1.136“SKBP Representative” has the meaning set forth in Section 11.1.

1.137“Sublicense Agreement” has the meaning set forth in Section 3.2.
1.138“Sublicensee” means a Third Party to which SKBP grants a sublicense under Section 3.2, under the Licensed IP, to Develop, Manufacture or Commercialize any Licensed Compound or Licensed Product in the Field in the Territory, as the case may be, other than a Distributor.
1.139“Tax” means taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties, tariffs or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
1.140“Tax Claim” has the meaning set forth in Section 8.3(a)(vii).
1.141“Technology Transfer Plan” has the meaning set forth in Section 2.5.
1.142“Term” has the meaning set forth in Section 13.1.
1.143“Terminated Product” has the meaning set forth in Section 13.8.
1.144“Terminated Territory” has the meaning set forth in Section 13.8.
1.145“Termination, Wind-Down and Transition Plan” has the meaning set forth in Section 13.8(c).
1.146“Territory” means worldwide.
1.147“Third Party” means any entity other than SKBP, Biohaven or an Affiliate of SKBP or Biohaven.
1.148“Third Party Infringement Claim Costs” means any documented out-of-pocket Losses incurred by SKBP, its Affiliates or Sublicensees in connection with the settlement of, or to avoid, any Third Party Intellectual Property infringement claim that includes any allegation that the Exploitation of the Kv7 Discovery Platform, or any Licensed Compound or Licensed Product in the Territory by SKBP, its Affiliates or Sublicensees infringes any rights of any Third Party [***].
1.149“Transition Services Agreement” means a supplemental agreement to this Agreement that may be executed on or after the Closing Date, if required by the Parties, to more fully set out the specific transition activities of each Party pursuant to the Technology Transfer Plan.

1.150“United States” or “U.S.” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the U.S. Virgin Islands.
1.151“Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in a final and nonappealable judgment (or judgment from which no appeal was taken within the allowable time period), and that has not been lapsed, been revoked, cancelled or abandoned, been donated to the public, finally disclaimed, denied, or held finally invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision and which has not been held unenforceable through disclaimer or otherwise; or (b) a claim of a pending patent application that has been pending for no longer than [***] years from its filing date and that was filed and has been pending and is being prosecuted in good faith and has not been lapsed, been revoked, cancelled or abandoned, been donated to the public, finally disclaimed, denied, or held finally invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision and which has not been held unenforceable through disclaimer or otherwise.
ARTICLE 2
CLOSING
1.1Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place remotely via exchange of electronic signatures and PDF documents on the third (3rd) Business Day following the date on which all of the conditions set forth in Section 2.3 have been satisfied or, to the extent permitted by Applicable Law, waived in writing by the Party entitled to the benefit of such condition, or on such other date, at such other time or by such other method as the Parties may mutually agree in writing. The date on which Closing occurs is referred to herein as the “Closing Date.”
1.2Closing Deliverables and Payments. At or immediately prior to the Closing, (a) Biohaven shall deliver, or cause to be delivered, to SKBP (i) the Assignment and Assumption Agreement, duly executed by Biohaven as of the Signing Date, (ii) a written update on the progress of the BHV-7000 Licensed Product Development activities including enrollment status for RISE 2, open label extension (“OLE”) data, any serious adverse events (Grade 3 or higher) for the Phase 2/3 Studies, and any ongoing non-clinical studies included in the Biohaven Development Plan as of the Signing Date, provided that [***], (iii) a certificate of a duly authorized officer of Biohaven, given on behalf of Biohaven and not in such officer’s individual capacity, certifying that the conditions set forth in Section 2.3 with respect to Biohaven have been satisfied; and (b) SKBP shall deliver to Biohaven (i) the Assignment and Assumption Agreement, duly executed by SKBP as of the Signing Date, (ii) the payment required to be made at the Closing pursuant to Section 7.1(a), (iii) [***] ((x) and (y) collectively, “Pre-Closing Costs”), along with an invoice for the purposes of Section 4.2(d)(i), in each case of clauses (ii) and (iii), by wire transfer of immediately available funds to the account designated in writing by Biohaven or the Development Plan Bank Account, as specified in the applicable invoice, and (iv) a certificate of a duly authorized officer of SKBP, given on behalf of SKBP and not in such officer’s individual capacity, certifying that the conditions set forth in Section 2.3 with respect to

SKBP have been satisfied. For clarity, Exhibit G delivered as of the Signing Date constitutes a preliminary, non-binding estimate of the Pre-Closing Costs. No later than three (3) Business Days prior to the Closing Date, Biohaven shall deliver to SKBP an updated Exhibit G setting forth (i) the actual Pre-Closing Costs paid through such date and (ii) any additional Pre-Closing Costs expected to be paid through the Closing Date. Within ten (10) Business Days following the Closing Date, Biohaven shall deliver a final statement of the actual Pre-Closing Costs, and any resulting underpayment or overpayment shall be paid by SKBP or refunded by Biohaven, as applicable, within five (5) Business Days thereafter.
1.3Conditions Precedent to Closing. The respective obligations of the Parties to consummate the Closing are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing of each of the following conditions: (a) Antitrust Clearance shall have been obtained and be in effect; (b) no court, arbitrator, mediator or other Governmental Authority of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any order, injunction, judgment or other decree or Applicable Law, whether temporary, preliminary or permanent, that is in effect or has the effect of (i) making the transactions contemplated hereby illegal or otherwise enjoining, restraining, preventing or prohibiting consummation of such transactions or (ii) causing such transactions to be rescinded following their consummation; (c) the representations and warranties of each Party that are made as of the Closing Date pursuant to Article 10 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; provided that (i) representations and warranties that speak as of a specified date need only be true and correct as of such specified date and (ii) this condition will be deemed satisfied unless the failure of such representations and warranties to be so true and correct would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (d) each Party shall have delivered, or caused to be delivered, the deliverables required to be performed or complied with by it under this Agreement at or prior to the Closing. Neither Party may rely on the failure of any condition set forth in this Section 2.3 to be satisfied if such failure was caused by such Party’s breach of its obligations under this Agreement.
1.4Effectiveness of Certain Terms. Except as otherwise expressly provided herein or as the context otherwise requires, including with respect to provisions that by their nature are intended to be effective as of the Signing Date, Article 3, Article 4, Article 5, Article 6, Article 7, Article 8 and Article 9 shall become effective only upon the Closing and shall apply only during the Post-Closing Term.
1.5Technology Transfer and Transition Services. [***], which may be extended upon the mutual written agreement by the Parties, the Parties shall generate a technology transfer plan for the transfer of specified Licensed Know-How, to the extent Controlled by Biohaven or its Affiliates, related to (i) the Development (including Regulatory Filings with the FDA and EMA for Regulatory Approval, interim readouts or analyses, severe or medically significant adverse events, and/or any communications, feedback or recommendation from a Regulatory Authority, ethics committee or board, and/or drug safety monitoring committee or board), Manufacture, and Commercialization of the BHV-7000 Licensed Product, (ii) the other Licensed Products, Licensed Compounds, and the Kv7 Discovery Platform, and (iii) Manufacturing matters under Section 6.3 (clauses (i)-(iii) collectively, the “Technology Transfer Plan”), and execute a Transition Services Agreement with respect to the specific activities under such Technology Transfer Plan. The terms of the Technology Transfer Plan and the Transition Services Agreement shall be consistent with the key terms set forth on Exhibit H. For clarity, neither Biohaven nor any of its Affiliates shall have any obligation to reduce to tangible embodiments any Licensed Know-How, to the extent such embodiments do not exist as of the Closing Date.
1.6Safety Data Exchange Agreement. The Parties shall engage in good faith negotiations and enter into the SDEA no later than [***] days after the IND Transfer Event and in accordance with Section 5.2.
ARTICLE 3
GRANT OF LICENSES; ASSIGNMENT AND ASSUMPTION
1.1License. Subject to the terms and conditions of this Agreement (including Section 3.3 (No Implied Licenses; Retained Rights)), Biohaven, on behalf of itself and its Affiliates, hereby grants to SKBP and its Controlled Affiliates, effective as of the Closing Date and solely during the Post-Closing Term, an exclusive, royalty-bearing, non-transferable (except as set forth in Section 16.5) license, with the right to grant sublicenses solely as provided in Section 3.2, under the Licensed IP to Exploit the Kv7 Discovery Platform, Licensed Compounds and Licensed Products in the Field in the Territory.
1.2Sublicensing. SKBP will have the right to grant sublicenses, through multiple tiers, under the license granted in Section 3.1 to Third Parties without Biohaven’s consent; [***]; provided further, that SKBP will notify Biohaven of the grant of such sublicense and the identity of the applicable Sublicensee in writing, and provide to Biohaven a copy of such sublicense (which may be redacted for financial and other terms to the extent not relevant to Biohaven’s rights or obligations hereunder), in each case, no later than thirty (30) days following the grant of such sublicense agreement (each, a “Sublicense Agreement”). SKBP will ensure that each sublicense granted under the license granted in Section 3.1 will be in writing and comply with all terms and conditions of this Agreement applicable to such Sublicensee and will require further sublicenses to comply with such terms and conditions in the same manner and to the same extent as SKBP is bound hereby, and SKBP shall remain fully responsible for the compliance by the Sublicensees with the applicable terms and conditions of this Agreement. Without limiting the foregoing, SKBP shall ensure that each Sublicense Agreement contains the following provisions: (a) a requirement that the Sublicensee comply with Article 12 with respect to the other Party’s Confidential Information; (b) requirements consistent with this Section 3.2 and any other relevant terms of this Agreement; and (c) if such sublicense contains a right to Commercialize the Licensed Products, such Sublicense Agreement will also contain the following provisions: (i) a requirement that the Sublicensee submit applicable sales or other reports to SKBP to the extent necessary or relevant to the reports required to be made, or to records required to be maintained, by SKBP under this Agreement and (ii) an audit requirement reasonably consistent with that set forth in Section 8.4 (in each case of (a) through (c), mutatis mutandis). For clarity, any attempted or purported grant of a sublicense by SKBP in violation of this Section 3.2 shall be void and null, ab initio. Without limiting the foregoing, SKBP may satisfy its Commercially Reasonable Efforts obligations under this Agreement through the performance of its Sublicensees, provided that each Sublicensee is bound by Commercially Reasonable Efforts obligations no less stringent than those applicable to SKBP with respect to the countries within the Territory that are the subject of such Sublicense Agreement, and SKBP shall remain responsible for each Sublicensee’s performance as if such performance were SKBP’s own.

1.3No Implied Licenses; Retained Rights. Except as expressly set forth in this Agreement, SKBP will not acquire any license or other intellectual property interest, by implication or otherwise, under or to any Intellectual Property Controlled by Biohaven. All rights not expressly granted herein are hereby reserved. Notwithstanding anything to the contrary, Biohaven hereby expressly retains all rights under the Licensed IP in order to and as necessary or reasonably useful to conduct the Biohaven Development Plan and Contract R&D Activities and to exercise its rights and perform its obligations hereunder, including with respect to prosecution, enforcement, defense and regulatory matters.
1.4Use of Contractors. Subject to Section 3.2, each Party may perform its Development, Manufacturing, and Commercialization activities, as applicable, under this Agreement through one or more contractors, including Distributors, in its reasonable discretion, provided that each contractor will be bound by a written agreement that is consistent with the terms and conditions of this Agreement, including (a) terms regarding the confidentiality and non-use of Confidential Information no less stringent than those set forth in Article 12 and (b) terms requiring assignment to such Party of all Intellectual Property that is necessary or useful for or otherwise related to the Development of the Licensed Compounds or Licensed Products and that is developed by such contractor in the course of performing any such work. In addition, as between the Parties, each contracting Party will remain solely responsible for the activities allocated to each such contractor, and liable for the acts or omissions of such contractors to the same extent such contracting Party would if such contracting Party had done such work itself.
1.5MIPA Amendments and Conflicts. Neither Biohaven nor its Affiliates shall modify or amend the MIPA in a manner that is materially adverse (e.g., under Section 2.4 of the MIPA and its relevant provisions) to the rights contemplated to be granted to SKBP hereunder prior to the assignment thereof to SKBP pursuant to the Assignment and Assumption Agreement without prior written consent from SKBP.
1.6Knopp Obligation Assignment and Assumption. The Parties acknowledge and agree that Biohaven and SKBP are concurrently entering into that certain Partial MIPA Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) with effect as of the Closing Date, pursuant to which Biohaven will assign to SKBP, and SKBP will assume, Section 2.4 (Contingent Consideration) of the MIPA in its entirety (which, for clarity, includes (a) a running royalty of [***] percent ([***]%) on worldwide Net Sales of such Licensed Products under Section 2.4(c) thereof, payable on a quarterly basis during the applicable Net Sales term in accordance with Sections 2.4(c) and 2.4(e)(ii) thereof; (b) milestone payments of [***] upon the Regulatory Milestone set forth in Section 2.4(a)(v) thereof, [***] upon the Regulatory Milestone set forth in Section 2.4(a)(vii) thereof and [***] upon each achievement of the Regulatory Milestone set forth in Section 2.4(a)(ix) thereof (which milestone may be achieved up to three (3) times for aggregate payments of up to [***], in each case payable at the times and in the manner set forth in Section 2.4(e)(i) thereof in accordance with the terms of the MIPA); and (c) the obligations under Section 2.4(i)), together with all related rights and obligations under the MIPA arising out of or relating thereto. From and after the effectiveness of the Assignment and Assumption Agreement, SKBP shall be solely responsible for the obligations set forth in Section 2.4 of the MIPA and Biohaven shall have no further liability therefor as between the Parties, in each case, except as expressly provided in Section 11.1(c)-(e) of this Agreement.

ARTICLE 4
DEVELOPMENT
1.1General. As between the Parties, except with respect to the activities designated to Biohaven under the Biohaven Development Plan, SKBP, at its own expense, (a) will be solely responsible for, and have sole authority over and control of, all other Development of the Licensed Compounds and Licensed Products in the Field in the Territory (including all regulatory activities related to Licensed Products such as obtaining and maintaining Regulatory Approvals) and (b) will use Commercially Reasonable Efforts (which shall in no event be less than the efforts used by SKBP and its Affiliates for any similar product) to Develop the BHV-7000 Licensed Product, [***] within the Field in the Territory for the purposes of seeking Regulatory Approval in the United States, Europe and Japan; provided that [***].
1.2Biohaven Development Plan.
(a)Preliminary Plan. The Parties acknowledge and agree that Exhibit B attached hereto as of the Signing Date is a preliminary draft of the Biohaven Development Plan. Following the Signing Date, the Parties will collaborate to develop a comprehensive Biohaven Development Plan that includes the specific elements set forth in clauses (i) through (vii) of the definition thereof, together with corresponding budgets and forecasts for the Biohaven Development Plan Costs.
(b)Biohaven Development Plan Activities. In accordance with the Biohaven Development Plan, Biohaven will conduct the following Development activities: (i) the Phase 2/3 Studies including any open label extension studies with respect thereto; (ii) a Phase 1 [***] of the BHV-7000 Licensed Product; (iii) if requested by SKBP in writing and agreed by Biohaven in writing (including as to the scope of Biohaven’s responsibilities with respect thereto), [***] for the BHV-7000 Licensed Product; (iv) [***]; (v) if requested by SKBP in writing and to the extent agreed by Biohaven in writing (including as to the scope of Biohaven’s responsibilities with respect thereto), (A) any other clinical studies, non-clinical studies and other regulatory activities for the BHV-7000 Licensed Product necessary for obtaining the first Regulatory Approval in the United States, and (B) any other studies for the BHV-7000 Licensed Product [***]), [***] (which will be conducted as Contract R&D Activities); (vi) if and to the extent requested by SKBP in writing and agreed by Biohaven in writing (including as to the scope of Biohaven’s responsibilities with respect thereto), any other clinical studies, non-clinical studies and other regulatory activities for the BHV-7000 Licensed Product to the extent necessary for obtaining the first Regulatory Approval in the EU or other clinical studies that may be required or reasonably useful for obtaining and maintaining Regulatory Approval in the Territory outside the United States (clauses (iii)-(vi), the “Complementary Activities”); (vii) any additional activities that become part of the Biohaven Development Plan pursuant to Section 4.2(c); (viii) subject to Section 4.7, preparation and filing of the NDA for the BHV-7000 Licensed Product on behalf of SKBP or its Affiliates, and in consultation therewith; (ix) if and to the extent requested by SKBP in writing and agreed by Biohaven in writing (including as to the scope of Biohaven’s responsibilities with respect thereto), and subject to Section 4.7, the preparation and filing of an MAA for the BHV-7000 Licensed Product in the EU, including corresponding applications for Regulatory Approval in the U.K. and Switzerland, in each case, on behalf of, and in consultation with, SKBP; and (x) with respect to any MAA filing pursuant to the foregoing clause (ix), at SKBP’s request and cost and subject to Biohaven’s written agreement, serve as the holder of such MAA until the earlier of [***], in each case, unless otherwise mutually agreed by the Parties, provided that Biohaven shall not be required to serve as the holder of such MAA if SKBP has engaged a Third Party local agent to serve as the holder thereof. Notwithstanding anything to the contrary, unless mutually agreed by the Parties in writing, Biohaven and its Affiliates will not be required to conduct any activities where Biohaven reasonably expects such activities to result in Biohaven Development Plan Costs in excess of [***] percent ([***]%) of the applicable JDC-approved budget caps.
(c)Modification of Development Activities. If, in SKBP’s reasonable determination or request, any additional Development activities (including any clinical or non-clinical studies) that are not part of the then-current Biohaven Development Plan are required or reasonably useful for obtaining the first Regulatory Approval for the BHV-7000 Licensed Product in the United States or, to the extent agreed by Biohaven in writing (including as to the scope of Biohaven’s responsibilities with respect thereto), in the EU or other major markets in the Territory, then Biohaven will prepare a proposed development plan for such additional activities (including reasonable timelines, budgets, budget caps and operational plans) in reasonable detail, and present such proposed development plan to the JDC for approval in accordance with the terms of this Agreement. If approved by the JDC, such proposed development plan will be incorporated into and deemed part of the Biohaven Development Plan. Except as set forth in this Section 4.2(c), neither Party nor its Affiliates may change, modify or otherwise amend the then-current Biohaven Development Plan without prior JDC approval.
(d)Biohaven Development Plan Costs.
(i)Development Plan Bank Account. In consideration for Biohaven’s performance of the activities pursuant to the Biohaven Development Plan, on the Closing Date, Biohaven will establish a segregated bank account held under Biohaven’s name, with Biohaven granted limited access and withdrawal authority solely to pay or reimburse Biohaven Development Plan Costs approved by SKBP pursuant to this Section 4.2(d) (the “Development Plan Bank Account”). For the avoidance of doubt, any interest earned on amounts in the Development Plan Bank Account shall accrue for the benefit of SKBP. The Development Plan Bank Account shall be funded at Closing with the estimated Biohaven Development Plan Costs for the first calendar month of the Post-Closing Term, as set forth in the applicable invoice delivered pursuant to Section 2.2(b)(iii), and thereafter in accordance with Section 4.2(d)(ii). For clarity, except to the extent identified in the applicable invoice as funding for the Development Plan Bank Account, amounts paid by SKBP pursuant to Section 2.2(b)(iii) shall not constitute Biohaven Development Plan Costs and shall not be payable from the Development Plan Bank Account or otherwise be reimbursable pursuant to this Section 4.2(d).
(ii) Monthly Invoicing and Payment of Development Costs. Not later than five (5) Business Days prior to the end of each calendar month during the Post-Closing Term in which the Biohaven Development Plan activities are conducted, Biohaven shall deliver to SKBP (A) the applicable portion of the Monthly Reconciliation Report required to be delivered at such time pursuant to Schedule 4.2(d), showing the actual Biohaven Development Plan Costs paid during the preceding month and any resulting surplus or deficit balance and (B) an invoice for the estimated Biohaven Development Plan Costs expected to be paid during the upcoming month based on a good faith financial forecast, together with a contingency reserve equal to [***] percent ([***]%) of such estimated costs as contemplated in Section 4.2(d)(vii). The invoiced amount shall be adjusted to reflect any surplus or deficit identified through the reconciliation process for the preceding month. SKBP shall review the invoice and supporting reconciliation statement and, unless it disputes the invoiced amount in good faith, shall fund the Development Plan Bank Account within three (3) Business Days following the commencement of the applicable calendar month. Any surplus or deficit from the preceding month shall automatically be credited against or added to, as applicable, the funding amount for such month. Any accrued Biohaven Development Plan Costs that are reimbursable pursuant to this Section 4.2(d) and not settled through the Development Plan Bank Account shall be separately invoiced by Biohaven to SKBP in accordance with Schedule 4.2(d).
(iii)Monthly Reconciliation Report. For so long as the JDC created under Section 4.8 continues to exist, with respect to the Biohaven Development Plan Costs, Biohaven will provide to SKBP, in installments in accordance with the applicable deadlines set forth in Schedule 4.2(d), a written report and supporting documentation with detail that is reasonably sufficient for SKBP’s accounting, tax, audit, and financial reconciliation purposes between the forecasted costs for the prior month referenced in Section 4.2(d)(ii) hereinabove compared to the actual payments made by Biohaven under Section 4.2(d)(ii) hereinabove for the prior month using the Development Plan Bank Account, containing the specific supporting data and information set forth in Schedule 4.2(d) for purposes of reviewing the month-end financial closing and accounting treatment of R&D accruals, prepaid expenses, and estimated advance amount necessary for the purposes of Section 4.2(d)(ii) above (the “Monthly Reconciliation Report”). Without limiting the foregoing, the Monthly Reconciliation Report shall, to the extent applicable and available, include supporting documentation sufficient [***]. Any accrued cost estimates shall specify the vendor and activity on a budget line item-by-budget line item basis to the extent reasonably available. SKBP may reasonably request any additional documentation that is available to or under Biohaven’s custody or control. SKBP may withhold or adjust subsequent advance payments if Biohaven fails to provide the Monthly Reconciliation Report or such supporting documentation requested by SKBP.
(iv)Monthly Reconciliation and True-up. For any undisputed payments made by Biohaven set forth in the Monthly Reconciliation Report with respect to such applicable month, if (A) the amounts available in the Development Plan Bank Account exceed the total expenses for Biohaven Development Plan Costs, then any unused or excess advance shall be credited against the next advance payment or refunded to SKBP in its sole discretion, or (B) the Biohaven Development Plan Costs exceed the amounts available in the Development Plan Bank Account, then Biohaven shall be responsible for such excess costs for such month, except to the extent such excess costs are reimbursable pursuant to Section 4.2(d)(vii), approved by the JDC or SKBP otherwise agrees to true-up Biohaven for such excess costs as a part of the overall reconciliation process (e.g., due to differences between the forecasted and actual timing of payments).

(v)Payment Disputes. If SKBP objects to a certain payment in the Monthly Reconciliation Report as unauthorized during its monthly reconciliation process, in view of the then-current approved Biohaven Development Plan, Biohaven may elect to pay such unauthorized payment or refer the matter to the JDC for resolution.
(vi)Budget and Forecasting. In advance of each JDC meeting pursuant to Section 4.8(e), or no less frequently than once every Calendar Quarter, Biohaven shall provide to the JDC for approval an updated [***] rolling forecast of the total anticipated Biohaven Development Plan Costs, including all FTE costs and related out-of-pocket expenses, together with the applicable supporting information specified in Schedule 4.2(d), for the purposes of planning and budget-monitoring, including tracking actual expenditures against budget and identifying potential budget variances in advance. In addition, Biohaven shall notify the JDC in writing within ten (10) Business Days after becoming aware of any material change to the approved budget or then-current forecast that has had, or is reasonably expected to have, a material financial impact on the conduct of the Development activities under the Biohaven Development Plan. Except as permitted under Section 4.2(d)(vii), or otherwise approved by the JDC, Biohaven shall not incur Biohaven Development Plan Costs in excess of the most recently approved budget under the Biohaven Development Plan.
(vii)Permitted Budget Overrun. Any Biohaven Development Plan Costs reimbursable by SKBP pursuant to Section 4.2(d) will include (A) excess Biohaven Development Plan Costs up to [***] percent ([***]%) above the corresponding most recently JDC-approved budget for a given Calendar Year on a year-to-date basis under the Biohaven Development Plan, but only to the extent incurred despite Biohaven’s or its Affiliates’ commercially reasonable conduct of the applicable activities and (B) any excess costs incurred as a result of any requirement imposed by a Regulatory Authority to the extent such costs relate to ancillary activities conducted in accordance with the Biohaven Development Plan approved by the JDC. Without limiting the foregoing, if Biohaven reasonably expects that Biohaven Development Plan Costs for any activity under the Biohaven Development Plan will exceed the applicable JDC-approved budget cap by more than [***] percent ([***]%), Biohaven may submit such excess costs above such [***] percent ([***]%) amount to the JDC for approval pursuant to Section 4.8.
(viii)Records; Audit. SKBP will have the right, at mutually agreed times and upon reasonable prior written notice, to audit Biohaven’s records to verify Biohaven’s Development activities pursuant to the Biohaven Development Plan and the accuracy of the Biohaven Development Plan Costs reimbursed or otherwise paid pursuant to this Section 4.2(d). If SKBP has any questions or concerns regarding the Biohaven Development Plan Costs, Biohaven shall respond promptly and in good faith to address such inquiry. Biohaven shall, and shall cause its Affiliates and subcontractors to (A) keep complete and accurate records pertaining to the Development of BHV-7000 Licensed Products in sufficient detail to permit SKBP to confirm the accuracy of all payment obligations hereunder, including the Biohaven Development Plan Costs and (B) maintain such records for three (3) years following the end of the Calendar Quarter to which they pertain, or such longer period as may be required under Applicable Law. SKBP shall have the right to have an independent, certified public accountant audit such records, or cause Biohaven and its Affiliates to audit such records of its subcontractors, to confirm the actual Biohaven Development Plan Costs compared to the corresponding then-current JDC-approved budget, and SKBP’s satisfaction of all such obligations, during the three (3)-year period following the Calendar Quarter to which they pertain. Such audits may be conducted during normal business hours upon reasonable prior written notice to Biohaven, and not more than once per Calendar Year. Any such auditor shall not disclose Biohaven’s Confidential Information to SKBP, except to the extent such disclosure is necessary or reasonably useful to verify the accuracy of the records furnished or amounts paid or reimbursed under this Section 4.2(d). Any overpayment by SKBP revealed by an audit will be credited against future payments owed by SKBP to Biohaven. SKBP will bear the full cost of such audit unless such audit discloses an overpayment by SKBP or its Affiliates of more than [***]percent ([***]%)of the amount due under this Section 4.2(d) for the audited period, in which case, Biohaven will bear the full cost (including any fee paid by Biohaven to such auditor) of such audit.
1.3[***].
1.4Biohaven Contract R&D Activities. Upon SKBP’s written request, pursuant to the Parties’ mutual written agreement and subject to the terms and conditions of such agreement, Biohaven will make certain of its personnel and facilities available to conduct [***] (all such activities, the “Contract R&D Activities”). In addition to SKBP’s payment of the costs of the applicable Contract R&D Activities, each such agreement shall provide for Biohaven to share in the economic upside resulting from the commercialization of any compound or product arising from such Contract R&D Activities, on terms mutually agreed by the Parties. As between the Parties, subject to SKBP’s payment of the costs as agreed in such agreement, SKBP will solely own all results and deliverables (including any newly discovered compounds) generated by or on behalf of Biohaven in the performance of the Contract R&D Activities, and all Intellectual Property therein or thereto. For clarity, notwithstanding SKBP’s ownership of the foregoing, any Licensed Product arising from, incorporating or enabled by any results, deliverables, developments or Intellectual Property generated in the performance of the Contract R&D Activities, [***].
1.5Development Reports. For so long as the JDC created under Section 4.8 continues to exist, once per Calendar Quarter, each Party will deliver to the JDC a reasonably detailed written report summarizing (a) the Development activities conducted by or on behalf of such Party since the preceding report and (b) the Development activities expected to be conducted by or on behalf of such Party during the subsequent Calendar Quarter.
1.6Conduct of Development Activities. Each Party will perform all Development activities under this Agreement (a) in compliance with all Applicable Laws (including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted) and (b) for so long as the JDC continues to exist, subject to oversight by the JDC in accordance with Section 4.8.
1.7Regulatory Activities.
(a)In General. Subject to Section 4.7(b) and Biohaven’s obligations under this Agreement and the Transition Services Agreement, as between the Parties, SKBP (or its designee) shall have the sole right, at its sole cost and expense, to prepare, submit, obtain and maintain all Regulatory Filings in the Territory and to conduct all communications and meetings with the applicable Regulatory Authorities with respect thereto, and all Regulatory Filings in the

Territory shall be owned by, and shall be the sole property and held in the name of, SKBP or its applicable Affiliate or Sublicensee or other designee except as expressly provided herein. Except as expressly set forth in this Agreement or the Transition Services Agreement, Biohaven shall not, and shall cause its Affiliates not to, (a) communicate with, or submit any Regulatory Filings to, any Regulatory Authority with respect to the BHV-7000 Licensed Product, or (b) seek any Regulatory Approval for such BHV-7000 Licensed Product. For the avoidance of doubt, Biohaven shall have no obligation to prepare, submit, obtain and maintain any MAA in the EU, except to the extent expressly agreed in writing by Biohaven, including the scope, nature and terms of any such obligations.
(b)Biohaven Regulatory Responsibilities
(i)Filings and Meetings. Biohaven shall be responsible for preparing and drafting the NDA for the BHV-7000 Licensed Product and, following submission thereof (under Biohaven’s name), shall support the review thereof until the IND Transfer Event. Biohaven shall promptly provide SKBP with a copy of any Regulatory Filings related to the BHV-7000 Licensed Product submitted or received from a Regulatory Authority, and a reasonable opportunity to review, comment on, and approve any Regulatory Filings in advance of any submissions related to the BHV-7000 Licensed Product to a Regulatory Authority, including the NDA and any material submissions, responses or correspondence relating thereto prior to submission to the FDA and BHV-7000 Licensed Product labeling negotiations; such SKBP approvals over submissions of Regulatory Filings to a Regulatory Authority not to be unreasonably withheld, conditioned or delayed. Biohaven shall incorporate SKBP’s reasonable comments to the extent possible. To the extent applicable, this Section 4.7(b)(i) and Section 4.7(b)(ii) shall also apply with respect to the EU for so long as Biohaven serves as the MAA holder for the BHV-7000 Licensed Product for the EU.
(ii)SKBP Regulatory Meeting Participation. With respect to Regulatory Filings for which Biohaven is responsible pursuant to Section 4.2(b) or this Section 4.7(b), Biohaven shall provide SKBP with reasonable advance notice of all meetings and material communications with Regulatory Authorities in the applicable country or region in the Territory relating to the BHV-7000 Licensed Product, or as much advance notice as practicable under the circumstances. Biohaven shall request that SKBP be included as a participant in all such meetings and shall involve SKBP in the preparation and strategy for such meetings and in discussions and actions relating to the outcome, taking into account SKBP’s comments in good faith. Biohaven shall use diligent efforts to secure SKBP’s attendance at such meetings, including by requesting participation rights from the applicable Regulatory Authority where required. Biohaven shall not conduct any such meeting or make any material communication with a Regulatory Authority without first providing SKBP a reasonable opportunity to review and comment on proposed materials and positions, and Biohaven shall not deviate from agreed positions without prior consultation with SKBP, except as required by the applicable Regulatory Authority. Notwithstanding the foregoing: (a) if the applicable Regulatory Authority restricts or prohibits SKBP’s attendance, Biohaven shall promptly notify SKBP and use reasonable efforts to enable remote participation, and if not permitted, provide SKBP with copies of all materials and a reasonably detailed written summary within three (3) Business Days; (b) if the applicable Regulatory Authority limits attendance, Biohaven shall allocate available seats to include at least one representative of SKBP; and (c) Biohaven shall consult with SKBP on scheduling of such meetings, except where timing is controlled by the applicable Regulatory Authority.
(iii)Transfer of INDs and Regulatory Filings. [***] (the “IND Transfer Event”), Biohaven shall continue to hold and maintain sponsorship of all IND(s) and any analogous clinical trial applications or authorizations in the Territory, in each case, Controlled by Biohaven or its Affiliates for the BHV-7000 Licensed Product. Promptly following the IND Transfer Event, Biohaven shall transfer to SKBP (or its designee) (A) sponsorship of all INDs with respect to the BHV-7000 Licensed Product throughout the Territory, along with all other rights, title, and interest in or to such IND(s) and related Regulatory Filing documentation and analogous clinical trial applications and authorizations in the Territory, and (B) any MAA for the BHV-7000 Licensed Product then held by Biohaven, together with all rights, title and interest therein and related Regulatory Filing documentation; provided that prior to the submission of any ownership transfer documentation following the IND Transfer Event, Biohaven shall transfer the entire NDA dossier and all relevant electronic sequences (including full FDA correspondence history and information requests) to SKBP. Biohaven shall provide reasonable assistance to effect such transfer pursuant to the Technology Transfer Plan and Transition Services Agreement.
(c)Right of Reference. Biohaven, on behalf of itself and its Affiliates, hereby grants to SKBP, its Affiliates, and its and their Sublicensees a right of reference to all regulatory documents pertaining to the BHV-7000 Licensed Product in the Field and Controlled by Biohaven or its Affiliates for the purpose of seeking, obtaining and maintaining Regulatory Approval of the BHV-7000 Licensed Product in the Territory.
(d)Biohaven Support. As reasonably requested by SKBP [***] and at SKBP’s expense for out-of-pocket costs and Biohaven’s FTE costs (calculated using the FTE Rate), Biohaven shall support SKBP’s, its Affiliates’ or Sublicensees’ regulatory activities with respect to the BHV-7000 Licensed Product, including by providing (or causing its Affiliates to provide): (a) to SKBP or any Regulatory Authority (i) any documents or other materials in the possession or under the control of Biohaven or any of its Affiliates, (ii) reasonable access to any facilities used or medical or other records generated by or on behalf of Biohaven or any of its Affiliates in connection with any clinical or non-clinical study of the BHV-7000 Licensed Product, or (iii) reasonable assistance and cooperation in connection with DEA scheduling for the BHV-7000 Licensed Product (if applicable); or (b) any consents or authorizations, in each case ((a) and (b)), as may be reasonably necessary for SKBP, its Affiliates or Sublicensees (or its or their designee) to obtain or maintain any Regulatory Approval in the Territory or any other regulatory approval, authorization or clearance for the BHV-7000 Licensed Product or to respond to any inquiries, requests or requirements of any Regulatory Authority in connection therewith.
1.8Joint Development Committee.
(a)Formation; Purposes. Within thirty (30) days after the Closing Date, the Parties will form a joint development committee (the “JDC”) to review and oversee all Development activities of the Parties under this Agreement relating to the Development of the Licensed Compounds and Licensed Products to ensure coordination of Development activities, and to facilitate information sharing between the Parties with respect thereto. The JDC will be in existence from the date of its formation [***], unless the Parties mutually agree to further maintain or disband the JDC at any time during the Term of this Agreement.
(b)Responsibilities. The JDC shall: (i) review and discuss the progress and substance of Development activities and manufacturing under this Agreement conducted by or on behalf of Biohaven, SKBP, or any of their respective Affiliates or Sublicensees; (ii) review and approve any amendments to the Biohaven Development Plan, including budgets, budget caps and timelines; (iii) review and discuss regulatory strategies and interactions with Regulatory Authorities including plans for and status of INDs, clinical trial applications, NDAs, MAAs and other Regulatory Filings, and coordinate the timing and process for the preparation, submission and the transfer thereof; and (iv) perform such other functions as the Parties may agree in writing.
(c)Membership. The JDC shall consist of an equal number of representatives from each Party, initially three (3) representatives each with appropriate expertise. Each individual appointed by a Party as a representative to the JDC will be an employee of such Party or its Affiliates with sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JDC’s responsibilities and who has knowledge and expertise in the Development of compounds and products similar to the Licensed Compounds and Licensed Products under this Agreement. Each Party may replace any of its JDC representatives at any time upon written notice to the other Party. Each JDC representative will be subject to confidentiality obligations no less stringent than those in Article 12.
(d)Subcommittees. The JDC may establish and disband subcommittees as deemed necessary by the JDC. Each such subcommittee will consist of representatives designated by each Party, which number shall be mutually agreed by the Parties, and hold regular meetings no less frequently than once per month. Each Party may change its representatives on written notice to the other Party or send a substitute representative to any subcommittee meeting. Each Party’s representatives and any substitute for a representative shall be bound by confidentiality and non-use obligations no less restrictive than the terms of this Agreement. Except as expressly provided in this Agreement, no subcommittee has the authority to bind the Parties hereunder and each subcommittee will report and be subordinate to the JDC. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. A subcommittee may form one or more working groups as needed. If a dispute arises that cannot be resolved by a subcommittee, either Party may refer such dispute to the JDC for resolution.
(e)Meetings. The JDC will hold meetings once every Calendar Quarter during the Post-Closing Term for so long as the JDC exists, unless the Parties mutually agree in writing to a different frequency. Either Party may also call a special meeting of the JDC by providing at least five (5) Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter, including, for example, anticipated budget overruns, must be addressed prior to the next scheduled meeting. The JDC may meet in person or by audio or video conference as its representatives may mutually agree. Each Party shall make all proposals for agenda items and provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting. A quorum of the JDC shall exist whenever there are present at a meeting at least two (2) representatives of each Party. As appropriate, additional employees or consultants of a Party may, from time to time, attend JDC meetings with at least three (3) days prior written notice to the other Party, provided that any such consultant shall be subject to obligations of confidentiality substantially similar to those set forth in Article 12 (except with respect to the duration of such obligations, which shall be commercially reasonable under the circumstances). Each Party shall bear its own expenses related to the attendance of its representatives at JDC meetings.
(f)Final Decision-Making Authority. The JDC shall use good-faith efforts to achieve consensus regarding any actions at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative of each Party. If the JDC fails to reach agreement within ten (10) Business Days after any matter subject to Section 4.8(b) (Responsibilities) was brought to the JDC for resolution, such disagreement shall be referred to the senior executives of the Parties for resolution, who shall use good-faith efforts to meet and resolve such matter within thirty (30) days after it is referred to them. In any event, (i) Biohaven shall retain final decision-making authority limited solely to the execution of the day-to-day operational activities designated to it under and consistent with the Biohaven Development Plan, including, for clarity, notifying SKBP immediately or otherwise as promptly as practicable, and in any event as required by Applicable Laws, [***], and (ii) SKBP shall have strategic oversight and retain final decision-making authority on all other matters, including without limitation, (x) the RISE 2 and RISE 3 studies (inclusive of any open label extension studies), pharmacology and toxicity studies, [***], (y) all necessary clinical and non-clinical studies in connection with a Regulatory Filing for NDA approval, which would be mutually agreed by the Parties (subject to inclusion in the Biohaven Development Plan), and (z) other studies such as the [***]. Notwithstanding the foregoing, neither Party shall have the right to exercise its final decision-making authority on any matter that would reasonably be expected to have, based on either Party’s reasonable good-faith belief, a significant risk to patient safety in connection with the Exploitation of any Licensed Compound or Licensed Product. If any matter described in the foregoing sentence, or Section 4.9, remains unresolved, such matter shall be escalated pursuant to the senior executive escalation process set forth in Section 15.1 and the remainder of Article 15.
1.9Limitation of Authority. The JDC and each Party exercising its final decision-making authority under Section 4.8(f) shall only have the powers expressly assigned to it in Section 4.8 and elsewhere in this Agreement, and notwithstanding anything to the contrary, shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) impose any unduly burdensome obligations on a Party without the prior written consent of such Party.
1.10Alliance Manager. Promptly (and in any event within ten (10) Business Days) following the Closing Date, each Party shall appoint, by delivery of written notice to the other Party, a Person who shall serve as the primary contact point between the Parties for the purpose of this Agreement (each such person, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by written notice to the other Party. Each Alliance Manager may attend meetings of the JDC and each subcommittee established by the JDC as a non-voting observer and shall be responsible for assisting the JDC and each subcommittee in performing its responsibilities such as scheduling meetings, circulating agendas as necessary and preparing and finalizing the minutes from meetings of such subcommittee (as applicable).

ARTICLE 5
COMMERCIALIZATION
1.1General. As between the Parties, SKBP, at its own expense, (a) will be solely responsible for, and have sole authority over and control of, all aspects of the Commercialization of the Licensed Compounds and Licensed Products in the Field in the Territory, and (b) will use Commercially Reasonable Efforts (which shall in no event be less than the efforts used by SKBP and its Affiliates for any other product owned or licensed by SKBP or its Affiliates) to Commercialize the BHV-7000 Licensed Product, [***] in the Field in at least the United States, Europe and Japan pursuant to the SKBP Commercialization Plan; provided that [***]. The SKBP Commercialization Plan, which will set forth the key elements of SKBP’s Commercialization activities, including for example, relating to [***], is initially attached hereto as Exhibit F and will be updated [***]; provided that, in any event, such applicable key elements will be included to the extent and same level of detail that SKBP typically includes in its commercial plans consistent with its usual and ordinary business practices taking into account changes in Applicable Laws and the overall business and legal environment with respect to such Commercialization activities. Without limiting the foregoing in this Section 5.1, SKBP has the sole right, in its sole discretion, to decide whether to launch or continue to market and sell any Licensed Product in any jurisdiction or market in the Territory and determine the corresponding Commercialization budget and costs under the SKBP Commercialization Plan. SKBP shall provide Biohaven with an updated SKBP Commercialization Plan at least once each Calendar Year. Upon SKBP’s reasonable request, Biohaven shall, and shall cause its applicable Affiliates to, assist and cooperate with SKBP in connection with the SKBP Commercialization Plan at SKBP’s sole cost and expense.
1.2Pharmacovigilance; Adverse Experience Reporting. The JDC shall meet or establish a subcommittee to agree upon the SDEA within [***] days of the IND Transfer Event, which shall include a written plan for exchanging product safety information under the SDEA relating to the Licensed Products and shall be [***]. Such plan shall ensure that product safety information is exchanged between the Parties according to a schedule that will permit each Party and its Affiliates to comply with Applicable Laws (including any local regulatory requirements), which information may include any such data that may have been initially collected by Third Parties. Biohaven shall establish, hold and maintain the global safety database for the Licensed Products for use in the Field (the “Global Safety Database”) up to and including the IND Transfer Event. Promptly following the execution by the Parties of the SDEA, Biohaven shall transfer the Global Safety Database to SKBP pursuant to the SDEA, and SKBP shall thereafter hold and maintain the Global Safety Database and assume primary responsibility for the applicable pharmacovigilance and safety reporting obligations relating to the Licensed Products, except as otherwise provided in the SDEA. Biohaven will provide SKBP with all Data related to the safety of the Licensed Products that is reasonably available to Biohaven within thirty (30) days after the transfer of the Global Safety Database to SKBP, including any ongoing adverse experience data. After the Global Safety Database is transferred to SKBP, SKBP will provide Biohaven with outputs from the Global Safety Database in accordance with the SDEA to allow Biohaven to comply with its obligations under Applicable Laws.
1.3Promotional Materials. As between the Parties, SKBP, at its own expense, will be solely responsible for, and have sole authority over and control of, (a) obtaining and maintaining trademarks for the Licensed Products in the Field in the Territory, (b) designing, approving and supplying the Licensed Product labeling and promotional materials for the

Licensed Products and (c) the manner in which such Licensed Products will be presented and described to the medical community in any promotional materials and the placement of the names and logos (including, as applicable and subject to Biohaven’s prior written consent, Biohaven being identified as the licensor of the Licensed Compounds) therein, in each case, in compliance with Applicable Laws (including the labeling for the Licensed Products as approved by the applicable Regulatory Authority).
ARTICLE 6
MANUFACTURE AND SUPPLY
1.1General. As between the Parties, SKBP, at its own expense, subject to Biohaven’s obligations under the Biohaven Development Plan and this Article 6, will be solely responsible for, and have sole authority over and control of, the Manufacture and supply of the Licensed Compounds and Licensed Products in the Field in the Territory. [***]. Biohaven shall ensure that the exact facility information (including FEI numbers) of such finalized manufacturers is accurately incorporated into the regulatory documentation for the transfer of the NDA for the BHV-7000 Licensed Product, and resulting Regulatory Approval, to SKBP.
1.2Clinical Supply. Until Biohaven has completed the manufacture of sufficient clinical trial material with respect to the BHV-7000 Licensed Product (“CTM”) to complete all clinical studies in accordance with the Biohaven Development Plan, Biohaven shall procure such CTM from its existing inventory or its contract development and manufacturing organizations (each a “CDMO”) pursuant to Biohaven’s existing CDMO agreements and shall conduct such studies using such CTM, in each case, in accordance with the Biohaven Development Plan. To the extent simultaneous manufacture or supply of CTM by Biohaven and SKBP is required (including in connection with any expanded access program), SKBP may (i) purchase CTM from Biohaven [***], or (ii) enter into a separate agreement with the applicable CDMO(s).
1.3Technology Transfer. Pursuant to the Technology Transfer Plan, under the Transition Services Agreement, and in accordance with Section 2.5, Biohaven shall transfer to SKBP, to the extent Controlled by Biohaven or its Affiliates, all manufacturing and technical information related to clinical supply that is reasonably necessary for the manufacture and release of CTM, including analytical methods, manufacturing processes, and relevant batch records. The Technology Transfer Plan and/or Transition Services Agreement shall include a manufacturing transition plan, which shall provide for SKBP to assume Manufacturing responsibility for the BHV-7000 Licensed Product on a mutually agreed timeline [***]and shall address, among other things, any preparatory manufacturing, CMC or related transition activities to be performed by SKBP prior to the transfer of Manufacturing responsibility while Biohaven remains the sponsor or holder of the applicable Regulatory Filings. Until Manufacturing responsibility for the BHV-7000 Licensed Product is transferred to SKBP pursuant to such manufacturing transition plan, [***].
1.4Process Validation. The Parties agree to implement an embedded team model with respect to Process Performance Qualification (PPQ) and related process validation activities for drug substance and drug product for the BHV-7000 Licensed Product (the “PV Activities”) on a timeline that supports the commercial launch timeline, in accordance with the Transition Services Agreement. SKBP shall be entitled to participate directly, alongside Biohaven, in the PV Activities, including process validation, sampling plans, batch record review, validation data review, and preparation of PPQ reports. Biohaven shall provide SKBP with reasonable access to the relevant CDMO(s), documentation, and personnel to enable such participation, to the extent permitted under the applicable CDMO agreements. The PV Activities shall include [***]. Without limiting the generality of the foregoing with respect to such technology transfer and commercial manufacturing activities, Biohaven shall provide to SKBP all documents, data, reports, records and Know-How generated in connection with the PV Activities in a form reasonably sufficient to enable SKBP or its designee to manufacture, validate, supply, maintain and commercialize the Licensed Product following the transfer of Manufacturing responsibility pursuant to Section 6.3. As between the Parties, SKBP shall own at all times the entire right, title, and interest in and to all batches manufactured in connection with the PV Activities. SKBP shall have the right to review, comment on, and approve the PV Activities, and Biohaven shall incorporate all reasonable comments and input from SKBP. Notwithstanding SKBP’s participation under this Section 6.4, Biohaven shall retain final approval authority over the PV Activities and shall remain responsible for all regulatory obligations as the holder of the NDA for the BHV-7000 Licensed Product until the NDA is transferred to SKBP.
1.5Commercial Supply. Subject to agreement with the applicable CDMO(s), SKBP may procure commercial supply of the BHV-7000 Licensed Product from Biohaven’s existing CDMOs, and SKBP may rely on Biohaven’s existing CDMO arrangements as a basis for its own supply arrangements. SKBP shall be responsible for negotiating and entering into any required commercial supply agreement with such CDMO(s), including any assumption or assignment of any existing CDMO agreements with Biohaven with respect to the BHV-7000 Licensed Product. Unless otherwise agreed by the Parties [***].
1.6cGMP Noncompliance. If at any point on or prior to the [***] anniversary of the transfer of Manufacturing responsibility for the BHV-7000 Licensed Product to SKBP (or at any time, to the extent arising from Biohaven’s fraud or willful misconduct), it is determined that the FDA or EMA will not accept (including by rejecting or raising material concerns with) the CMC Data generated from the RISE 2 or RISE 3 clinical studies due to Biohaven’s material failure to comply with cGMP in performing Manufacturing activities allocated to Biohaven with respect to a Regulatory Filing for the BHV-7000 Licensed Product, then as between Biohaven and SKBP, Biohaven shall be solely responsible for all reasonable and documented costs incurred in conducting such corrective actions to become cGMP compliant, conducting any required supplemental Phase 2/3 Studies, and resubmitting a Regulatory Filing for Regulatory Approval in the U.S. or, solely to the extent Biohaven has agreed in writing pursuant to Section 4.2(b) to conduct the relevant activities in the EU, in the EU for such BHV-7000 Licensed Product. For clarity, the foregoing allocation of responsibility to Biohaven applies solely to the extent the applicable cGMP non-compliance arises from Manufacturing activities allocated to Biohaven and within Biohaven’s direct control, and shall not apply to any cGMP non-compliance to the extent directly caused by Manufacturing activities conducted by SKBP or its CDMOs after Manufacturing responsibility for the BHV-7000 Licensed Product has been transferred to SKBP; provided that, subject to the time limitation in the foregoing sentence, Biohaven shall remain responsible for any cGMP non-compliance arising from Manufacturing activities conducted by Biohaven prior to the transfer of Manufacturing responsibility, regardless of when such non-compliance is discovered or identified.

ARTICLE 7
PAYMENTS
1.1Upfront Payment. In partial consideration for SKBP’s rights in and to the Licensed IP and other rights granted hereunder, subject to, and payable following, the occurrence of the Closing Date, SKBP will pay to Biohaven a total non-creditable and non-refundable upfront fee in the amount of Four Hundred Million U.S. dollars ($400,000,000) as follows:
(a)on the Closing Date, Three Hundred Fifty Million U.S. dollars ($350,000,000); and
(b)on the first (1st) Business Day that is one (1) year from the Closing Date, Fifty Million U.S. dollars ($50,000,000).
Biohaven shall provide SKBP with an invoice for each such payment; provided that the delivery or receipt of any such invoice is for administrative purposes only and shall not delay SKBP’s obligation to pay the applicable amount on the applicable payment date set forth above.
1.2Regulatory Milestone Payments.
(a)Regulatory Milestones. In partial consideration for SKBP’s rights in and to the Licensed IP and other rights granted hereunder, SKBP will pay to Biohaven the one-time regulatory milestone payments (each, a “Regulatory Milestone Payment”) set forth in the table below, upon the first achievement of each milestone event (whether by Biohaven, SKBP, its Affiliates, or Sublicensees):

Regulatory Milestone Payment Event in the U.S.	Regulatory Milestone Payment (in U.S.$)
(i)[***]	$[***]
(ii)[***]	$[***]
Total	$150,000,000

(b)Regulatory Milestone Payment Terms. Each Regulatory Milestone Payment above is payable one time only, regardless of the number of times the corresponding event is achieved by a Licensed Product and regardless of the number of Licensed Products to achieve such event. Notwithstanding anything to the contrary: [***]. The payment of any Regulatory Milestone Payment does not create any obligation on the part of SKBP to Develop, Commercialize or pursue Regulatory Approval of any Licensed Product in any particular country, and SKBP will retain sole discretion regarding all such decisions, subject to SKBP’s obligations under this Agreement, including its obligation to use Commercially Reasonable Efforts in conducting such activities. For the avoidance of doubt, the Regulatory Milestone Payments set forth in Section 7.2(a) are separate from, and not creditable against, certain payment obligations that SKBP will assume pursuant to the Assignment and Assumption Agreement, which obligations are generally described in the table below, and pursuant to the

Assignment and Assumption Agreement, as between the Parties, SKBP will be solely responsible for performance of such one-time payment obligations owed to Knopp.

Knopp Obligations	Regulatory Milestone Payment (in U.S.$)
(i) [***]	[***]
(ii) [***]	[***]
(iii) [***]	[***]
Total Knopp Milestone Payments	$245,000,000

(c)Notice and Payment. Each Party will notify the other Party promptly, but in no event later than one (1) Business Day, after such Party becomes aware of the achievement of any milestone event set forth in Section 7.2(a). Thereafter, Biohaven will submit to SKBP an invoice for the corresponding milestone payment(s) set forth in Section 7.2(a). Within [***] days following SKBP’s receipt of any such invoice, SKBP will remit the applicable milestone payment(s) to Biohaven.
1.3Royalty Payments.
(a)Net Sales. In partial consideration for SKBP’s rights in and to the Licensed IP and other rights granted hereunder, subject to the remainder of this Section 7.3, on a Licensed Product-by-Licensed Product basis, SKBP will pay to Biohaven royalties on annual Net Sales in the United States of (i) the BHV-7000 Licensed Product [***] at the following royalty rates (together with the royalties payable pursuant to the last sentence of this Section 7.3(a), the “Biohaven Royalties”):

Portion of aggregate Calendar Year Net Sales of a Licensed Product in the U.S.	Royalty Rate for (i) the BHV-7000 Licensed Product [***]
Less than [***] Dollars ($[***])	[***]%
Greater than or equal to [***] Dollars ($[***]) and less than [***] Dollars ($[***])	[***]%
Greater than or equal to [***] Dollars ($[***]) and less than [***] Dollars ($[***])	[***]%
Greater than or equal to [***] Dollars ($[***])	[***]%

(b)[***].
In addition, in partial consideration for SKBP’s rights in and to the Licensed IP and other rights granted hereunder, SKBP will pay to Biohaven royalties on the annual Net Sales, on a Licensed Product-by-Licensed Product and country-by-country basis, as follows:

(i)[***];

(ii)[***]; and
(iii)[***].
In each of the cases in clauses (i)-(iii) above, subject to the remainder of this Section 7.3, and on a Licensed Product-by-Licensed Product and country-by-country basis.

(c)MIPA Royalty Payments. For the avoidance of doubt, the Biohaven Royalties payable to Biohaven under Section 7.3(a) are separate from, and not creditable against, certain royalty payment obligations owed to Knopp (i.e., payment on worldwide Net Sales of Kv7 Products (as defined in the MIPA) at the royalty rate of [***] percent ([***]%) that SKBP will assume pursuant to the Assignment and Assumption Agreement. Pursuant to the Assignment and Assumption Agreement, as between the Parties, SKBP will be solely responsible for the performance of such royalty obligations owed to Knopp.
(d)Biohaven Royalty Term. With respect to Biohaven, on a Licensed Product-by-Licensed Product and country by country basis, the Biohaven Royalties payable to Biohaven under Section 7.3(a) will be paid in the Territory beginning on the First Commercial Sale of such Licensed Product in such country and ending on the latest of: (i) ten (10) years after the First Commercial Sale of such Licensed Product in such country, (ii) expiration of the last-to-expire regulatory exclusivity for such Licensed Product in such country, and (iii) expiration of the last-to-expire Valid Claim of the Licensed Patents in such country that Covers the composition of matter of the applicable Licensed Compound for such Licensed Product, as described in the approved label in such country (the “Royalty Term”). For purposes of determining the “Royalty Term” under clause (iii) of the definition, [***].
(e)Third Party Licenses. Subject to Section 7.3(i), if during the Royalty Term SKBP (i) obtains a license from a Third Party under such Third Party’s Patents that contain a Valid Claim Covering the composition of matter of a Licensed Compound or Licensed Product and is reasonably necessary to sell a Licensed Compound or Licensed Product in the Field in the Territory (a “Necessary Third Party License”), or (ii) incurs any Third Party Infringement Claim Costs, then in each case, SKBP will have the right to credit [***] percent ([***]%) of all payments made by SKBP to such Third Party pursuant to such Necessary Third Party License or such Third Party Infringement Claim Costs against any payments owed to Biohaven under Section 7.3 for the remainder of the applicable Royalty Term, solely to the extent reasonably allocable to such Licensed Compound or Licensed Product; provided that SKBP shall provide written notice and reasonable details regarding the basis for such Necessary Third Party License or Third Party Infringement Claim Costs, as applicable, to Biohaven promptly after commencing negotiations with such Third Party or becoming aware of the applicable Third Party infringement claim and, prior to entering into any such Necessary Third Party License or agreeing to any settlement or other resolution giving rise to Third Party Infringement Claim Costs, consult with, and consider comments from, Biohaven in good faith regarding such Necessary Third Party License, settlement or other resolution.
(f)Know-How Royalty. On a country-by-country and Licensed Product-by-Licensed Product basis during the Royalty Term, in the event that none of the manufacture, use, importation, offer to sell, or sale of a Licensed Product is Covered by a Valid Claim of a Licensed Patent claiming the composition of matter of such Licensed Product (or related

Licensed Compound) in such country, then the Biohaven Royalties payable to Biohaven under Section 7.3(a), as applicable to such Net Sales in such country for such Licensed Product, will be reduced by (i) [***] percent ([***]%) of the royalties otherwise payable under Section 7.3(a) with respect to Net Sales in the United States, and (ii) [***] percent ([***]%) of the royalties otherwise payable under Section 7.3(a) with respect to Net Sales outside the United States, as applicable, for such Calendar Quarter thereafter for the remainder of the applicable Royalty Term, subject to Section 7.3(i).
(g)Generic Competition. Subject to Section 7.3(i) and, notwithstanding the provisions of Section 7.3(a), if during the Royalty Term for a Licensed Product in a country in the Territory, a Generic Product with respect to such Licensed Product is sold in such country, then with respect to the Biohaven Royalties payable to Biohaven under Section 7.3(a), the Biohaven Royalties for such Licensed Product set forth in Section 7.3(a) with respect to such country shall be reduced by (i) [***] percent ([***]%) in any Calendar Quarter during the applicable Royalty Term where the sales of Generic Product(s) represent at least [***] percent ([***]%) but less than [***] percent ([***]%) of the total market share (by unit sales) for such Licensed Product and all Generic Product(s) in such country and (ii) [***] percent ([***]%) in any Calendar Quarter during the applicable Royalty Term where the sales of Generic Product(s) represent at least [***] percent ([***]%) of the total market share (by unit sales) for such Licensed Product and all Generic Product(s) in such country.
(h)Price Reduction. Subject to Section 7.3(i) and notwithstanding the provisions of Section 7.3(a), if, during the Royalty Term, a Licensed Product becomes a Price Reduction Product, then the Biohaven Royalties payable to Biohaven under Section 7.3(a) in the United States for such Licensed Product shall be reduced by (A) [***] percent ([***]%) for any Calendar Quarter during the applicable Royalty Term where the Net Sales of such Licensed Product in the United States are less than or equal to [***] percent ([***]%) but more than [***] percent ([***]%) and (B) [***] percent ([***]%) for any Calendar Quarter during the applicable Royalty Term where the Net Sales of such Licensed Product in the United States are less than or equal to [***] percent ([***]%), in each case (A)-(B), of the average quarterly Net Sales for such Licensed Product in the United States in the [***] consecutive Calendar Quarters immediately preceding the Calendar Quarter in which the price of such Licensed Product first became reduced as a result of becoming a Price Reduction Product (such Calendar Quarter, the “Price Reduction Quarter”). For the avoidance of doubt, the reduction set forth in this Section 7.3(g) shall apply on a Calendar Quarter-by-Calendar Quarter basis only for each Calendar Quarter during which all requirements in this Section 7.3(g) are satisfied, including that (i) the applicable price reduction remains in effect and (ii) the Net Sales of such Licensed Product in the United States for such Calendar Quarter fall within the applicable range specified in clause (A) or (B) above, as applicable.
(i)Compulsory Licenses. Notwithstanding the provisions of Section 7.3(a), if during the Royalty Term, a Compulsory License is granted to a Third Party with respect to a Licensed Product in any country in the Territory with a royalty rate lower than the applicable royalty rate provided in Section 7.3(a), then with respect to the Biohaven Royalties payable to Biohaven under Section 7.3(a) for such Licensed Product in such country, the royalty rate applicable to SKBP shall be reduced to such royalty rate paid by the licensee under such Compulsory License for such Licensed Product in such country for so long as such Compulsory License and lower royalty rate remain in effect, and the royalty payments received by SKBP or its Affiliates or Sublicensees from such licensee during the applicable Royalty Term will be counted in Net Sales, but sales made by any such licensee will be excluded from Net Sales, including for purposes of calculating royalty tiers pursuant to Section 7.3(a). For clarity, any amounts payable to Biohaven with respect to the royalty payments received by SKBP or its Affiliates or Sublicensees from such licensee shall not be subject to the royalty reductions set forth in Sections 7.3(d) or 7.3(f).
(j)Maximum Amount of Royalty Reduction. In no event will the Biohaven Royalties payable to Biohaven under Section 7.3(a) for a Licensed Product in a particular country in the Territory be reduced by more than [***] percent ([***]%) as a result of all reductions set out in Sections 7.3(d) through 7.3(g), in each case, in any Calendar Quarter during the Royalty Term for such Licensed Product in such country. If SKBP is not able to apply any royalty reduction under Sections 7.3(d) through 7.3(g), in any Calendar Quarter as a result of the foregoing maximum amount of royalty reduction restriction, then SKBP shall be entitled to carry forward such right of off-set to future Calendar Quarters with respect to such excess amount.
ARTICLE 8
PAYMENT; RECORDS; AUDITS
1.1Payment; Reports. Royalty payments due from SKBP to Biohaven under Section 7.3 will be calculated and reported for each Calendar Quarter. SKBP will provide Biohaven with (A) an initial royalty report within [***] days after the end of each Calendar Quarter and (B) a final royalty report (Net Sales statement) within [***] days after the end of each such Calendar Quarter, in each case (A)-(B), setting forth, on a country-by-country basis, (a) the amount of gross sales of the Licensed Products in such Calendar Quarter, (b) the amount of Net Sales of the Licensed Products in such Calendar Quarter (including reasonable information supporting the determination of Net Sales), (c) a calculation of the royalty payment due on such Net Sales, including the application of any reductions made in accordance with Sections 7.3(d) to 7.3(i) and any Regulatory Milestone Payment due with respect to any milestone event achieved during such Calendar Quarter, and (d) the exchange rate for such country. Upon the receipt of such final royalty report, Biohaven shall provide to SKBP an invoice for such payments due for such Calendar Quarter and the applicable tax documentation, then SKBP will pay the undisputed amount of such invoice within [***] days after receipt thereof.
1.2Exchange Rate; Manner and Place of Payment. All references to dollars and “$” in this Agreement will refer to U.S. dollars. All payments under this Agreement will be payable in U.S. dollars. When conversion of payments from any currency other than U.S. dollars is required, such conversion will be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the Calendar Quarter in which the applicable sales were made. All payments owed under this Agreement will be made by wire transfer in immediately available funds to a bank and an account designated in writing by Biohaven.
1.3Taxes. The Parties acknowledge and agree that, for U.S. federal income tax purposes, the exclusive license under the Licensed IP to further Develop, Manufacture, Commercialize and otherwise Exploit the Licensed Compounds and Licensed Products in the

Field in the Territory as described in Section 3.1 shall be treated as a sale or exchange of property to which Section 1001 of the Internal Revenue Code applies.
(a)Payment of Taxes.
(i)All amounts payable to Biohaven pursuant to this Agreement (each, a “Payment”) will be paid free and clear of, and without deduction or withholding for, any and all present or future Taxes, except as required by Applicable Law.
(ii)Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that, absent a change in Applicable Law after the date hereof, so long as Biohaven provides all valid, accurate, complete documentation, information, and other items listed in Schedule 8.3 prior to the first Payment under this Agreement, no withholding or deduction in respect of Taxes is required under any Applicable Law in respect of any Payments subject to the provisions of Section 8.3(a)(iv) of this Agreement. If Biohaven fails to timely or accurately provide, maintain, update, or replace such complete documentation or information, SKBP shall be entitled to withhold or deduct Taxes from any applicable Payment to the extent required under Applicable Law. With respect to the payment of Three Hundred Fifty Million U.S. dollars ($350,000,000) to be made on the Closing Date pursuant to Section 7.1(a) (the “Initial Upfront Payment”), [***].
(iii)Biohaven shall, prior to the next applicable Payment, notify SKBP in writing of any change to the information affecting the accuracy, validity, or completeness of any documentation or information previously provided pursuant to Schedule 8.3 and shall promptly provide updated supporting documentation. Without limiting the foregoing, Biohaven shall promptly notify SKBP in writing of any change in, or circumstance affecting, (A) its tax residence, (B) its status as the beneficial owner or recipient of any Payment, or (C) the legal or economic ownership of any Licensed IP.
(iv)If SKBP receives written advice from an internationally recognized counsel or tax advisor that it is required to deduct or withhold any amount of Taxes from any Payments due to (A) a change in Applicable Law after the date hereof or (B) any failure, inaccuracy or incompleteness in any documentation, information, representation or certification provided by Biohaven pursuant to Schedule 8.3 or in Section 10.2(ff) of this Agreement (including as a result of any change in facts or circumstances that result in such documentation, information, representation or certification no longer being accurate or complete), then (x) SKBP shall provide notice to Biohaven of its intent to deduct or withhold such amount of Taxes and the basis for such deduction or withholding at least fifteen (15) Business Days before any such deduction or withholding is made (unless any Payment is due within fifteen (15) Business Days after the occurrence of any event described in the foregoing clauses (A) or (B), in which case SKBP shall provide such notice as promptly as possible after the occurrence of such event), and (y) SKBP shall use commercially reasonable efforts to reduce or eliminate such deduction or withholding, including discussing in good faith any additional information needed to reduce or eliminate such deduction or withholding. To the extent amounts are so deducted and withheld, SKBP shall timely and properly remit to the appropriate Governmental Authority all such deducted and withheld amounts, and any amounts so deducted and withheld that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(v)If any deduction or withholding of Taxes is required, and there is a change in Applicable Law or otherwise a valid tax basis for a corrective tax return filing, SKBP shall take commercially reasonable actions necessary to timely claim refunds of any Tax deducted or withheld. SKBP shall also cooperate with Biohaven in preparing and filing all withholding Tax refund claims which Biohaven may submit. Any refund of withholding Taxes, including any interest received from a Tax authority thereon, shall be for the account of the Party that economically bore the relevant withholding Tax. Without limiting the foregoing, to the extent SKBP bore the economic cost of any withholding Tax pursuant to any gross-up obligation under this Agreement, the portion of any refund attributable to such withholding Tax shall be for the account of SKBP. To the extent Biohaven economically bore the relevant withholding Tax, such refund shall be for the account of Biohaven. Promptly (and in any event within ten (10) Business Days) after receipt by SKBP of any such refund that is for the account of Biohaven pursuant to the foregoing, SKBP shall pay over, by wire transfer of immediately available funds, any such refund, including any interest thereon, to Biohaven. If Biohaven receives any refund of withholding Taxes that is for the account of SKBP pursuant to the foregoing, Biohaven shall promptly (and in any event within ten (10) Business Days) pay such amount, including any interest thereon, to SKBP.
(vi)Notwithstanding anything in this Agreement to the contrary, if any failure to comply with Applicable Laws or filing or record retention requirements by SKBP results in the imposition of withholding Tax on any payment due from SKBP to Biohaven, SKBP shall be entitled to deduct or withhold such withholding Tax from the relevant payment as required by Applicable Law and shall remit the deducted or withheld amount to the appropriate Governmental Authority in accordance with Applicable Law; provided that the Parties shall cooperate in good faith to reduce or eliminate such Tax deduction or withholding; and provided further the sum payable by SKBP will be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8.3(a)(vi)) Biohaven receives an amount equal to the sum it would have received had no such deduction or withholding been made solely to the extent such withholding Tax results directly from SKBP’s failure to comply with a legal filing, payment or record-retention obligation that was within SKBP’s control. Notwithstanding the foregoing, SKBP shall have no obligation to gross up any Payment to the extent that the relevant withholding Tax arises from or is increased by: (A) any failure by Biohaven to timely provide, maintain, update or replace any documentation, information, certification or representation required under Schedule 8.3 or in Section 10.2(ff) of this Agreement; (B) any inaccuracy, incompleteness or misrepresentation in any documentation, information, certification or representation provided by Biohaven or any of its Affiliates under Schedule 8.3 or in Section 10.2(ff) of this Agreement; (C) any failure by Biohaven to qualify as, or to remain, a resident of the relevant treaty jurisdiction or the beneficial owner of the relevant Payment; (D) any transfer, assignment, contribution, encumbrance or other change in the legal or economic ownership of the Licensed IP or the identity of the licensor or recipient of any Payment; or (E) any voluntary restructuring, reorganization or relocation of Biohaven or its Affiliates’ activities or Licensed IP that is not required by Applicable Law.

(vii)SKBP shall notify Biohaven in writing within five (5) days after receipt of written notice of any audit, examination, investigation, assessment, claim, litigation or action relating to withholding Taxes for Payments made under this Agreement (“Tax Claim”); provided that any failure or delay in providing such notice shall not relieve Biohaven of any obligation under this Agreement except to the extent Biohaven is materially prejudiced thereby. SKBP shall have the exclusive right to control, contest, resolve, defend, settle and otherwise conduct any Tax Claim to the extent such Tax Claim relates to any withholding, reporting or other Tax obligation for which SKBP is legally liable to a Governmental Authority; provided that, with respect to any material Tax Claim that could reasonably be expected to give rise to Indemnified Taxes: (i) SKBP shall consult with Biohaven in good faith; (ii) Biohaven shall have the right, at its sole expense, to participate in any such Tax Claim, including through counsel; (iii) SKBP shall keep Biohaven reasonably informed of all material developments and provide Biohaven with copies of material written communications received from or submitted to the applicable Governmental Authority; (iv) to the extent reasonably practicable in light of applicable deadlines, SKBP shall provide Biohaven a reasonable opportunity to review and comment on material written submissions and to participate in material meetings or teleconferences with the applicable Governmental Authority, and SKBP shall consider Biohaven’s reasonable comments in good faith; and (v) SKBP shall not compromise or settle any such Tax Claim without Biohaven’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that if Biohaven does not respond to SKBP’s written request for consent within five (5) Business Days after receipt of such request and reasonable information regarding the proposed settlement, Biohaven shall be deemed to have given such consent. To the extent reasonably practicable in light of applicable deadlines, Biohaven shall promptly provide all reasonable information, documents, personnel assistance and other cooperation reasonably requested by SKBP in connection with any Tax Claim, including documentation relating to Biohaven’s tax residence, beneficial ownership, ownership and management of the Licensed IP, intercompany arrangements and use or disposition of Payments, in each case subject to Applicable Law, legal privilege and confidentiality obligations. In the event of any conflict between this Section 8.3(a)(vii) and any other provision of this Agreement (including Section 11.3), the terms of this Section 8.3(a)(vii) shall control.
(b)Indirect Tax. Each Party will provide the other with reasonable assistance to enable the reduction, credits, or recovery, as permitted by Applicable Laws, of withholding Taxes, tariffs, or sales, use, value-added or similar taxes (each an “Indirect Tax”), or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax or Indirect Tax.
(c)Tax Administration. The Parties agree to fully cooperate with each other to enable each Party to more accurately determine its own Tax liability and to minimize such liability to the extent legally permissible and administratively reasonable. Each Party will provide and make available to the other Party any exemption certificates, resale certificates or other required Tax forms reasonably requested by the other Party to support the provisions of this Agreement.
1.4Records; Audit. SKBP shall, and shall cause its Affiliates and Sublicensees to (a) keep complete and accurate records pertaining to the Commercialization of Licensed Products and in sufficient detail to permit Biohaven to confirm the accuracy of all payment obligations hereunder, including the Regulatory Milestone Payments, and royalty payments and (b) maintain such records for five (5) years following the end of the Calendar Quarter to which they pertain, or such longer period as may be required under Applicable Law. Biohaven shall have the right to have an independent, certified public accountant that is reasonably acceptable to SKBP audit such records to confirm Net Sales, royalties, Regulatory Milestone Payments, and SKBP’s satisfaction of all such obligations, during the five (5)-year period following the Calendar Quarter to which they pertain. Such audits may be conducted during normal business hours upon reasonable prior written notice to SKBP, and not more than once per Calendar Year. Any such auditor shall not disclose SKBP’s Confidential Information to Biohaven, except to the extent such disclosure is necessary or reasonably useful to verify the accuracy of the records furnished or payments made by SKBP, its Affiliates or Sublicensees under this Section 8.4. SKBP shall, and shall cause its Affiliates and Sublicensees to, pay any amounts shown to be owed but unpaid within thirty (30) days after the accountant’s report. Any overpayment by SKBP revealed by an audit will be credited against future payments owed by SKBP to Biohaven. Biohaven will bear the full cost of such audit unless such audit discloses an underpayment by SKBP, its Affiliates or Sublicensees of more than [***] percent ([***]%)of the amount of royalties or other payments due under this Agreement for the audited period, in which case, SKBP will bear the full cost (including any fee paid by Biohaven to such auditor) of such audit.
1.5Late Payments. In case of a delay of any undisputed payment under this Agreement, SKBP will pay Biohaven interest on any payments that are not paid on the date on which such payments are due under this Agreement. All interest shall accrue and be calculated on a daily basis (both before and after any judgment) at an annualized rate, per month, equal to the lesser of (a) [***]above the then-current “prime rate” in effect published in The Wall Street Journal or (b) the maximum rate permissible under Applicable Laws, for the period from the due date for payment until the date of actual payment. The payment of such interest shall not limit Biohaven or SKBP from exercising any other rights it may have as a consequence of the lateness of any payment.
ARTICLE 9
INTELLECTUAL PROPERTY
1.1Background IP. All right, title and interest in and to the Know-How and Patents, and any other Intellectual Property Controlled by a Party or its Affiliates prior to the Closing Date or discovered, generated, acquired or otherwise Controlled by a Party or its Affiliates during the Post-Closing Term outside the scope of this Agreement will, in each case, be solely owned by such Party and its Affiliates. For the avoidance of doubt, SKBP’s use of Information expressly excluded from the Kv7 Discovery Platform pursuant to the definition thereof will not, by itself, cause such Information or any Intellectual Property Controlled by SKBP or its Affiliates prior to the Closing Date and embodied therein with respect to the Kv7 protein or modulators thereof (“SKBP Background IP”) to constitute Arising IP. Notwithstanding the foregoing, (a) Arising IP shall not include any Intellectual Property to the extent deriving from or incorporating SKBP Background IP; provided, however, that Biohaven and its Affiliates shall have the right to use and otherwise exploit such Intellectual Property in accordance with Section 9.2 as if such Intellectual Property were Arising IP, (b) to the extent any Arising IP incorporates or is derived from SKBP Background IP, the Reversion License under Section 13.8(d) with respect to such Arising IP shall be non-exclusive only, and (c) SKBP shall retain the right to use SKBP Background IP for any purpose.

1.2Ownership of Arising IP. As between the Parties, any Patents or Know-How conceived, discovered or generated, whether solely or jointly, by or on behalf of Biohaven, SKBP or any of their respective Affiliates during the Post-Closing Term in the conduct of the Biohaven Development Plan or any Contract R&D Activities or otherwise under this Agreement will be solely owned by SKBP (the “Arising IP”); provided that Biohaven and its Affiliates shall retain the right to use, reference and disclose to Regulatory Authorities all Data included in the Arising IP and generated in any studies conducted by or on behalf of Biohaven under this Agreement as necessary to comply with Applicable Laws and regulatory, pharmacovigilance and safety reporting obligations.
1.3Patent Prosecution and Maintenance.
(a)SKBP First Right. As between the Parties, SKBP will have the first right to control the filing, prosecution and maintenance of all Patents Controlled by Biohaven that are necessary or reasonably useful for the Exploitation of the Kv7 Discovery Platform, any Licensed Compound or Licensed Product in the Field in the Territory, including the Listed Licensed Patents, any other Licensed Patents, and any Family Patents of any of the foregoing, other than the Biohaven First Right Patents (collectively, “SKBP First Right Patents”), at its sole expense and by counsel of its own choice. SKBP has the sole and exclusive right to file, prosecute and maintain any new Patents Covering the Arising IP. Notwithstanding anything to the contrary, SKBP has the sole right to file Patents Covering any invention relating to a Licensed Compound or Licensed Product that was generated prior to the Closing Date but for which no Patent application had been filed as of the Closing Date under Biohaven’s name, to the extent the claims Cover Biohaven’s Licensed Compounds or Licensed Products. SKBP will consult with Biohaven and keep Biohaven reasonably informed of the status of the prosecution and maintenance of such Patents. Upon Biohaven’s written request, SKBP will promptly provide Biohaven with all material correspondence received from any patent authority in connection therewith.
(b)Biohaven Step-In Right. If SKBP elects not to prosecute or maintain, or to discontinue prosecution or maintenance of, any SKBP First Right Patent, then SKBP shall provide Biohaven with written notice of such election reasonably in advance of any applicable filing, response, maintenance fee or other deadline. Following receipt of such notice, Biohaven shall have the right, but not the obligation, to prosecute, maintain or continue prosecution or maintenance of such Licensed Patent, at Biohaven’s sole expense and by counsel of its own choice. In such event, SKBP shall reasonably assist and cooperate with Biohaven in connection therewith, at Biohaven’s expense.
(c)Biohaven First Right. As between the Parties, Biohaven will have the first right to control the filing, prosecution and maintenance of any Patents Controlled by Biohaven or its Affiliates that [***] (collectively, “Biohaven First Right Patents”), at its sole expense and by counsel of its own choice. Biohaven will consult with SKBP and keep SKBP reasonably informed of the status of the prosecution and maintenance of such Patents. Upon SKBP’s written request, Biohaven will promptly provide SKBP with all material correspondence received from any patent authority in connection therewith.
(d)SKBP Step-In Right. If Biohaven elects not to prosecute or maintain, or to discontinue prosecution or maintenance of, any Biohaven First Right Patent, then Biohaven shall provide SKBP with written notice of such election reasonably in advance of any applicable filing, response, maintenance fee or other deadline. Following receipt of such notice, SKBP shall have the right, but not the obligation, to prosecute, maintain or continue prosecution or maintenance of such Biohaven First Right Patent, at SKBP’s sole expense and by counsel of its own choice. In such event, Biohaven shall reasonably assist and cooperate with SKBP in connection therewith, at SKBP’s expense.
(e)Cooperation. In connection with the preparation, filing, prosecution or maintenance of any Patents by either Party in accordance with this Section 9.3, the other Party will cooperate, at the first Party’s out-of-pocket expenses, with (i) providing any existing data or documentation under such other Party’s (or its Affiliates’ or Sublicensees’) custody or control to the extent reasonably necessary for such preparation, filing, prosecution or maintenance, (ii) executing all papers and instruments, or requiring its employees, agents, consultants or independent contractors to execute such papers and instruments, to the extent reasonably necessary for such first Party to apply for and to prosecute Patent applications in any jurisdiction as permitted by this Section 9.3, and (iii) promptly informing such first Party of any matters coming to such other Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such Patent applications, including any and all information necessary or desirable to enable such first Party to comply with the duty of candor/duty of disclosure requirements of any applicable patent authority.
1.4Enforcement and Defense.
(a)Arising IP. SKBP has the sole and exclusive right to enforce and defend the Arising IP.
(b)Notice. Each Party will notify the other Party within ten (10) Business Days after becoming aware of (i) any alleged, actual or threatened infringement of the SKBP First Right Patents or Biohaven First Right Patents or challenge to any SKBP First Right Patents or Biohaven First Right Patents, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement of any SKBP First Right Patents or Biohaven First Right Patents or (ii) any alleged, actual or threatened misappropriation or other unauthorized use or disclosure of any Licensed Know-How or any other Know-How Controlled by either Party generally pertaining to the Kv7 Discovery Platform, Licensed Compounds, or Licensed Products (such matters covered in (i) and (ii), “Infringement”).
(c)Enforcement of Product and Platform Specific IP. As between the Parties, SKBP will have the first right to bring and control any action or proceeding with respect to any Infringement related to SKBP First Right Patents, Licensed Know-How, and any other Know-How related to Kv7 Discovery Platform, Licensed Compounds, or Licensed Products, at its sole expense and by counsel of its own choice, except, in each case, for any Know-How subject to Biohaven’s first right under Section 9.4(d). Upon SKBP’s reasonable request, Biohaven shall, and shall cause its applicable Affiliates to, assist and cooperate with SKBP in connection with such action or proceeding, including by joining such action or proceeding if required under the Applicable Laws for SKBP to establish standing. SKBP shall promptly, but no later than thirty (30) days following receipt of an invoice from Biohaven, reimburse Biohaven for all reasonable out-of-pocket expenses incurred by Biohaven or its Affiliates in connection with the foregoing. If SKBP does not bring an action or proceeding with respect to any Infringement within [***] days after becoming aware of such Infringement (or such shorter period as may be required to preserve rights under Applicable Law), or if, having initiated such action or proceeding, SKBP ceases to diligently pursue or elects to withdraw from such action or proceeding, then Biohaven shall have the right, but not the obligation, to bring, continue and control such action or proceeding at its own expense and by counsel of its own choice. In such event, SKBP shall, and shall cause its Affiliates to, reasonably assist and cooperate with Biohaven in connection with such action or proceeding, including by joining such action or proceeding if required under Applicable Law to establish standing.
(d)Enforcement of Mixed Non-Product Specific IP. As between the Parties, Biohaven will have the first right to bring and control any action or proceeding with respect to any Infringement related to Biohaven First Right Patents and any Know-How Controlled by Biohaven that relates to both a Licensed Product and another Biohaven Controlled product that is not a Licensed Product. Upon Biohaven’s reasonable request, SKBP shall, and shall cause its applicable Affiliates to, assist and cooperate with Biohaven in connection with such action or proceeding, including by joining such action or proceeding if required under the Applicable Laws for Biohaven to establish standing. Biohaven shall promptly, but no later than thirty (30) days following receipt of an invoice from SKBP, reimburse SKBP for all reasonable out-of-pocket expenses incurred by SKBP or its Affiliates in connection with the foregoing. If Biohaven does not bring an action or proceeding with respect to any Infringement within [***] days after becoming aware of such Infringement (or such shorter period as may be required to preserve rights under Applicable Law), or if, having initiated such action or proceeding, Biohaven ceases to diligently pursue or elects to withdraw from such action or proceeding, then SKBP shall have the right, but not the obligation, to bring, continue and control such action or proceeding at its own expense and by counsel of its own choice. In such event, Biohaven shall, and shall cause its Affiliates to, reasonably assist and cooperate with SKBP in connection with such action or proceeding, including by joining such action or proceeding if required under Applicable Law to establish standing.
(e)Recovery. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding covered in Sections 9.4(c) or 9.4(d) will be used first to reimburse the Parties’ outstanding reasonable and documented out-of-pocket legal expenses incurred in connection with such action or proceeding that have not previously been reimbursed or otherwise accounted under Sections 9.4(c) or 9.4(d), as applicable. Any remaining recovery or damages will be retained by the Party that brought and controlled such action or proceeding as follows: if (i) Biohaven brought and controlled such action or proceeding, the remainder will be allocated [***] percent ([***]%) to Biohaven and [***] percent ([***]%) to SKBP, or (ii) SKBP brought and controlled such action or proceeding, [such remaining recovery or damages received by SKBP or its Affiliates, solely with respect to the imputed Net Sales upon which such lost profits were determined, will be deemed to be Net Sales subject to the Biohaven Royalties payable to Biohaven under Section 7.3, and SKBP will retain all other recoveries.
(f)Cooperation. In the event that a Party brings an action in accordance with this Section 9.4, the other Party will cooperate, including, if required to bring such action, being named as a party to such action.
1.5Infringement of Third Party Rights. If any Licensed Compound or Licensed Product becomes the subject of a Third Party claim alleging infringement of any Intellectual Property, each Party shall promptly notify the other Party. SKBP shall have the right to control the defense and settlement of such claim, at its own expense and by counsel of its own choice, subject to Section 9.6; provided that SKBP shall keep Biohaven reasonably informed regarding the status of such claim, reasonably consult with Biohaven with respect to the defense and settlement thereof, and consider Biohaven’s comments in good faith. Biohaven shall reasonably cooperate with SKBP in connection with such defense, at SKBP’s expense. The Parties may enter into a common interest or similar agreement, as appropriate, in connection with such defense.
1.6Consent for Settlement. Neither Party will unilaterally enter into any settlement or compromise of any action or proceeding under this Article 9 that would in any manner (a) alter, diminish, or be in derogation of the other Party’s rights under this Agreement, (b) adversely affect the validity, enforceability, scope, ownership or right to use or otherwise exploit any Licensed IP, as applicable, or (c) give rise to any financial liability on, or require an admission of liability by, the other Party or any of its Affiliates or any Sublicensees, without the prior written consent of such other Party, which will not be unreasonably withheld, conditioned or delayed.
1.7Patent Marking. To the extent required by Applicable Law, SKBP shall, and shall cause its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to mark the Licensed Products (or the applicable product insert or packaging) with the number of each issued Licensed Patent that applies to the Licensed Products.
1.8Patent Term Restoration and Extension. SKBP shall have sole decision-making authority regarding patent term restoration, supplemental protection certificates, and patent term extensions (and their equivalents) with respect to the Licensed Patents in the Territory, provided that SKBP shall consult with Biohaven and consider in good faith Biohaven’s reasonable comments. Biohaven shall cooperate fully and provide all information and assistance reasonably requested by SKBP to obtain such extensions or certificates in the Territory. SKBP shall make all elections regarding such extensions or certificates, and Biohaven agrees to abide by SKBP’s elections.
1.9Common Interest. All information exchanged between the Parties regarding the prosecution, maintenance, enforcement or defense of Patents under this Article 9 will be deemed to be Confidential Information of the Party that controls the prosecution, maintenance, enforcement or defense (as applicable) of the applicable Patent. In addition, each Party acknowledges and agrees that, with regard to such prosecution, maintenance, enforcement and defense, the interests of the Parties as collaborators, licensors or licensees are to obtain, for their mutual benefit, patent protection and plan patent defense against potential patentability or invalidity challenges or infringement activities by Third Parties, and as such, are aligned and are legal in nature. Each Party agrees and acknowledges that it has not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning Patents under this Article 9, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good-faith belief that any information required to be disclosed by such Party to the other Party under this Article 9 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information unless and until the Parties have agreed upon a procedure (which may include entering into a specific common interest agreement, disclosing such Confidential Information on a “for counsel eyes only” basis or similar procedure) under which such Confidential Information may be disclosed without waiving or breaching such privilege or immunity. The Parties shall in good faith cooperate to agree upon any such procedures.
ARTICLE 10
REPRESENTATIONS, WARRANTIES, AND COVENANTS
1.1Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Signing Date and as of the Closing Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf have been duly authorized to do so by all requisite corporate or partnership action, and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
1.2Additional Biohaven Representations, Warranties, and Covenants. Except as set forth in Schedule 10.2, Biohaven represents and warrants to SKBP, as of the Signing Date and as of the Closing Date, and covenants to SKBP as expressly set forth in this Section 10.2, as follows:
(a)Exhibit D (i) sets forth a complete and accurate list of all Licensed Patents then in existence, and (ii) includes all Patents then Controlled by Biohaven that Cover the Kv7 Discovery Platform, Licensed Compounds, or Licensed Products in the Field in the Territory; provided that, Biohaven may update Exhibit D at or prior to Closing to reflect changes occurring after the Signing Date;
(b)other than the Licensed IP in existence, neither Biohaven nor any of its Affiliates Control (including via license) rights under any Patents or Know-How that are necessary for, or actually used in, the Exploitation of the Kv7 Discovery Platform or any Licensed Compound or any Licensed Product in the Territory;
(c)Biohaven and its Affiliates have the right to grant the license contemplated in Section 3.1, and neither Biohaven nor any of its Affiliates has previously licensed, assigned, transferred or otherwise conveyed any right, title, option or interest in or to any Licensed IP (which right, title, option or interest has not been duly and irrevocably terminated) to any Person that would conflict with any of the rights or licenses granted to SKBP under this Agreement;
(d)all Personnel of Biohaven and its Affiliates who have developed Licensed IP on behalf of Biohaven and its Affiliates are obligated to assign to Biohaven or its applicable Affiliate, either pursuant to written agreements or by operation of Applicable Laws, all such Personnel’s right, title, and interest in such Licensed IP to Biohaven or its applicable Affiliate, except that Third Party consultants and service providers may retain rights to their background platform intellectual property, including improvements thereof, as provided in their agreements, and, to Biohaven’s Knowledge, no such Personnel is subject to any agreement or obligation with any Third Party that conflicts with, limits, or impairs such ownership or rights;

(e)the inventorship of each Licensed Patent is identified on each patent and patent application, and all official fees, maintenance fees and annuities for the Licensed Patents have been paid on or before the due date for payment such that the Licensed Patents are subsisting and, to Biohaven’s Knowledge, the claims included in any Licensed Patents that are issued are valid and enforceable;
(f)the Licensed Patents, as applicable, (i) to the extent pending, are being diligently prosecuted in the applicable patent offices in accordance with Applicable Laws, and (ii) to the extent issued, are subsisting and in good standing, in each case except as expressly stated on Exhibit D;
(g)Biohaven has not received any written notice from a Third Party asserting or alleging that the Development of the Kv7 Discovery Platform or any Licensed Compound or Licensed Product conducted by Biohaven or its Affiliates has infringed any Patents or misappropriated any Intellectual Property of any Third Party in the Field in the Territory;
(h)no claims are pending, or have been asserted or, to Biohaven’s Knowledge, threatened by any Person, against Biohaven or any of its Affiliates (i) challenging the validity, enforceability or ownership of any Licensed IP or (ii) asserting or alleging that any Exploitation of any Licensed Compounds or Licensed Products (or any use or practice of Licensed IP therein) has infringed, misappropriated or otherwise violated or would infringe, misappropriate or otherwise violate, the intellectual property rights of any Third Party;
(i)none of the Licensed Patents are the subject of any pending or extant litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings, post-grant review, inter partes review or any other legal dispute, provided that the foregoing excludes office actions or similar communications issued by any patent office or comparable registration authority in the ordinary course of prosecution of any patent application or patent within such Licensed Patents;
(j)to Biohaven’s Knowledge, the Exploitation of the Kv7 Discovery Platform or any Licensed Compounds or Licensed Products by Biohaven or any of its Affiliates has not infringed, misappropriated or otherwise violated any Patents, Know-How or other intellectual property rights of any Third Party;
(k)to Biohaven’s Knowledge, no Third Party is infringing or misappropriating or has infringed or misappropriated the Licensed IP with respect to the Licensed Compounds and Licensed Products in the Field in the Territory;
(l)the material Licensed Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality, and to Biohaven’s Knowledge, no breach of such confidentiality has been committed by any Third Party; and the Licensed IP does not include any trade secrets that have been misappropriated from any Third Party;
(m)except in connection with this Agreement, Biohaven and its Affiliates own or otherwise Control all right, title and interest in and to all Licensed IP free and clear of any liens, security interests, charges and encumbrances, except for non-exclusive licenses and rights granted in the ordinary course of business to contract research organizations or other contractors for contracted Development or Manufacturing services on behalf of Biohaven or its Affiliates, solely to enable such contractors to conduct such services for Biohaven or its Affiliates;
(n)Biohaven and its Affiliates have made available to SKBP all material information in its and their possession or control relating to the Kv7 Discovery Platform or any Licensed Compound or any Licensed Product;
(o)all written data, results and other information disclosed by Biohaven to SKBP relating to the Licensed IP are true and accurate in all material respects, and did not omit important information known to Biohaven that would be required to be disclosed in order to make such data, results and other information that was disclosed to SKBP not misleading in any material respect;
(p)neither Biohaven nor its Affiliates, nor, to Biohaven’s Knowledge, any of its or their respective Personnel has committed an act, made a statement or failed to act or make a statement, in any case, that (i) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Exploitation of any Licensed Compound or any Licensed Product, or (ii) could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in jurisdictions other than the United States, with respect to the Exploitation of any Licensed Compound or any Licensed Product;
(q)Biohaven and its Affiliates have conducted their business related to the Licensed Compound, the Licensed Product (including the BHV-7000 Licensed Product and the ongoing Phase 2/3 Studies), the Kv7 Discovery Platform and the Licensed IP from the Signing Date until the Closing Date in the ordinary course consistent with past practices before the Signing Date;
(r)since the Signing Date, no event, change, circumstance, occurrence, development or state of facts that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect with respect to (i) any Licensed Product (including the BHV-7000 Licensed Product, the ongoing Phase 2/3 Studies, and the clinical development, regulatory status, safety profile or commercial prospects of the BHV-7000 Licensed Product as contemplated by this Agreement) or (ii) any Licensed IP that is material to any Licensed Product, including any material impairment of Biohaven’s rights in such Licensed IP or Biohaven’s ability to grant the licenses and rights to SKBP and its Affiliates as provided in this Agreement;
(s)to Biohaven’s Knowledge, all Manufacturing facilities used for the Manufacture of the Licensed Compounds or Licensed Products by or on behalf of Biohaven or its Affiliates are in compliance in all material respects with Applicable Law. Neither Biohaven, any of its Affiliates nor, solely with respect to the Licensed Compounds or Licensed Products, their respective contract manufacturing organizations have received from any Regulatory Authority any notice of inspectional observations or deficiencies or any other similar written correspondence concerning the facilities in which the Licensed Compounds or Licensed Products are Manufactured that would be reasonably expected to have a Material Adverse Effect;

(t)neither Biohaven nor any of its Affiliates have received any warning letters or written correspondence from any Regulatory Authority requiring the termination, clinical hold, suspension, discontinuation or material modification of any clinical or pre-clinical studies or tests with respect to any Licensed Compound or Licensed Product;
(u)all animal studies and other pre-clinical tests conducted by Biohaven or any of its Affiliates (or, to Biohaven’s Knowledge, on behalf of Biohaven or any of its Affiliates) relating to any Licensed Compound or Licensed Product were conducted in all material respects in accordance with all Applicable Laws and its or their standard operating procedures for the conduct of animal or pre-clinical studies at the time such tests were conducted; and all clinical studies conducted by Biohaven or any of its Affiliates (or, to Biohaven’s Knowledge, on behalf of Biohaven or any of its Affiliates) relating to any Licensed Compound or Licensed Product have been and are being conducted in material compliance with all Applicable Laws (including the requirements of cGCP), informed consent, and institutional review boards (as those terms are defined by the FDA or other relevant Regulatory Authorities in the jurisdictions in which the clinical trials have been or are being conducted), in each case, as applicable and in effect at the time such tests were conducted;
(v)all clinical trials generating clinical data for the BHV-7000 Licensed Product included in, or intended to be included in, the Regulatory Filings or relied upon for Regulatory Approval of the BHV-7000 Licensed Product have been designed, conducted, monitored, and reported in all material respects in accordance with the applicable protocols, informed consent requirements, cGCP, and Applicable Laws of the relevant Regulatory Authorities, and Biohaven has disclosed to SKBP in writing all internal investigations, audits, or reviews that identified any material deficiency, material concern, clinical quality issue, or data integrity issue;
(w)with respect to the BHV-7000 Licensed Product: (i) other than as disclosed in writing to SKBP prior to the Signing Date, Biohaven has not received in writing any complaint, notice, report, whistleblower communication, or other communication from any employee, contractor, investigator, clinical site, CRO, CDMO, Regulatory Authority, ethics committee, IRB, or data safety monitoring board alleging or identifying fraud, data manipulation, data fabrication, material cGCP noncompliance, protocol violations, or other misconduct in connection with any clinical trial therefor, or raising concerns that the integrity, reliability, credibility, or acceptability of any clinical data with respect thereto is insufficient for Regulatory Approval (or may cause the delay thereof), labeling, or promotional purposes, including any statement that any such clinical trial or clinical data may be audited, invalidated, excluded, or discounted for such purposes; and (ii) Biohaven has not identified any material unresolved issue that would reasonably be expected to materially impair the integrity or regulatory acceptability of such matters pertaining to clause (i);
(x)(i) any electronic diary system used by or on behalf of Biohaven or any of its Affiliates in any clinical trial of a Licensed Product in which seizure frequency is a primary or secondary endpoint has been designed, validated, implemented, and maintained in all material respects in compliance with Applicable Laws and is fit for its intended use; and (ii) Biohaven has not identified any material unresolved system issue that would reasonably be expected to materially impair the integrity or regulatory acceptability of the data generated by such system;

(y)except for the MIPA or (i) clinical trial agreements, investigator agreements or other agreements with respect to a clinical trial, (ii) confidentiality agreements, non-disclosure agreements, or material transfer agreements, and (iii) vendor or services agreements, in each case (i), (ii) and (iii), that are entered into in the ordinary course of business where certain intellectual property may have been non-exclusively licensed to Biohaven or its Affiliates and such non-exclusive licenses are incidental to such agreements, there is no agreement pursuant to which Biohaven or any of its Affiliates has acquired or licensed any Patents or Know-How of a Third Party that are included as part of the Licensed IP;
(z)all Personal Data collected, processed or disclosed by Biohaven or any of its Affiliates in connection with any Licensed Compound or Licensed Product have been, and are being, collected, processed and disclosed in compliance, in all material respects, with all Applicable Law in effect at the time such data was collected, processed or disclosed, in each case, as applicable in the specific jurisdiction in which and at the time the applicable clinical trials were conducted; and neither Biohaven nor any of its Affiliates has received any: (i) written notice or written complaint alleging non-compliance with any Applicable Law relating to the collection, processing and disclosure of Personal Data; (ii) written claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Data; or (iii) written notification of an application for rectification, erasure or destruction of Personal Data exercised in compliance with applicable Data Protection Laws that is still outstanding, in each case of clauses (i) through (iii), in connection with any Licensed Compound or Licensed Product;
(aa)neither Biohaven nor any of its Affiliates (i) has been convicted of or put under investigation for, or put on notice (formal or informal) in respect of any potential investigation for, any offences, whether of a criminal, civil or administrative nature, involving fraud, bribery or corruption, and (ii) has been debarred or subject to debarment or convicted of a crime for which a Person could be debarred by the FDA under 21 U.S.C. Section 335a, or been under indictment for a crime for which a Person could be so debarred;
(ab)Biohaven has provided SKBP a true, correct and complete copy of the MIPA, as amended to date, subject to any redactions agreed by the Parties;
(ac)except for the MIPA, neither Biohaven nor any of its Affiliates is a party to any agreement with any Third Party pursuant to which Biohaven or its Affiliates receives from such Third Party any rights in or to the Licensed IP;
(ad)neither Biohaven nor, to Biohaven’s Knowledge, any counterparty to the MIPA is in breach or default thereunder, and Biohaven has not received any written notice of breach, default, termination, dispute or claim under the MIPA that would reasonably be expected to adversely affect SKBP’s rights under this Agreement;
(ae)during the Term, Biohaven shall not (and shall cause its Affiliates not to) encumber (through any liens, charges, security interests, pledges, mortgages or similar actions), or enter into any agreement with any Person to encumber (through any lien, charge, security interest, pledge, mortgage or similar action), any Licensed IP without SKBP’s prior written consent, and any such encumbrance without such consent shall be void;
(af)with respect to Tax matters: (i) Biohaven is duly organized, validly existing, and tax resident solely in Ireland, and all payments under this Agreement are attributable to its activities in Ireland; (ii) Biohaven is properly registered with the relevant tax authorities, has filed all material tax returns required to be filed, and maintains sufficient substance, management, and control in Ireland to support its status as an Irish tax resident; (iii) Biohaven is the legal and economic owner of the Licensed IP and the sole beneficial owner of all Payments under this Agreement, and acts solely for its own account and not as an agent, nominee, conduit, fiduciary, or other intermediary; (iv) Biohaven is not aware of any fact or circumstance that would reasonably be expected to impair or deny its entitlement to claim the benefits available under the income tax treaty between Ireland and the Republic of Korea with respect to Payments under this Agreement; (v) Biohaven has not entered into, and is not subject to, any tax sharing, allocation, indemnity, advance pricing, tax ruling, or similar arrangement, and has not participated in any listed, reportable, or similar transaction, in each case to the extent such arrangement or transaction would reasonably be expected to increase withholding Taxes or adversely affect its entitlement to treaty benefits with respect to Payments under this Agreement; (vi) all documentation, information, and other materials provided pursuant to Schedule 8.3 are true, complete, accurate, current, and not misleading in any material respect; and (vii) Biohaven shall maintain compliance with clauses (i) through (vi) throughout the Term and shall promptly notify SKBP of any change that could affect the accuracy of the foregoing representations and warranties; and
(ag)during the Term, neither Biohaven nor any of its Affiliates shall amend, modify or terminate any agreement to which Biohaven or such Affiliate is a party with any Third Party pursuant to which any Licensed IP is obtained in a manner that would conflict with, limit the scope of or adversely affect in any material respect any of the rights or licenses granted to SKBP under this Agreement.
1.3Additional Mutual Representations, Warranties and Covenants. As of the Signing Date and the Closing Date, each Party represents, warrants and covenants to the other Party that:
(a)in the performance of its obligations under this Agreement, such Party will comply, and will cause itself, its Affiliates, and their respective employees and contractors to comply, with all Applicable Laws;
(b)it is not debarred or disqualified under the FFDCA, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the period commencing on the Signing Date and ending upon the expiration or earlier termination of this Agreement, employ or use the services of any person who is debarred or disqualified in connection with activities relating to any Licensed Compound or Licensed Product;
(c)itself, its Affiliates, and their respective employees and contractors, have not, directly or indirectly, and will not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for the purpose of obtaining or retaining business for or with, or directing business to, any person, including either Party; and

(d)it and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, will not cause any SKBP Representatives or Biohaven Representatives, as applicable, to be in violation of the FCPA, Export Control Laws, Sanctions, or any other Applicable Laws or otherwise cause any reputational harm to the other Party.
1.4Biohaven Non-Compete. Biohaven shall not, and shall cause its Affiliates not to, during the Post-Closing Term until the [***] ([***]) anniversary of the first occurrence of First Commercial Sale of any Licensed Product in the Territory, directly or indirectly: (a) Develop, Manufacture or Commercialize any Kv7 activator in the Field in the Territory; or (b) knowingly assist or support any Third Party, including by providing access to the Kv7 Discovery Platform, in Exploiting any Kv7 activator described in clause (a); provided, however, that nothing in this Section 10.4 will restrict Biohaven or its Affiliates from (i) maintaining passive investments of less than [***] percent ([***]%) of the outstanding voting securities of any publicly traded entity, or (ii) conducting any activities required by Applicable Law or by a Governmental Authority. Notwithstanding the foregoing, Biohaven and its Affiliates may conduct activities expressly permitted under this Agreement, including the Development activities to be performed by Biohaven pursuant to the Biohaven Development Plan and any Contract R&D Activities. Notwithstanding anything to the contrary, Biohaven will not be in breach of this Section 10.4 if Biohaven or any of its Affiliates undergoes a Change of Control with a Third Party and such Third Party or any of its Affiliates existing immediately prior to the closing of such Change of Control engages in activities that would otherwise violate this Section 10.4, provided that such Third Party acquirer ensures that Biohaven implements commercially reasonable safeguards to segregate SKBP’s Confidential Information and Licensed Know-How from such activities. For clarity, this Section 10.4 shall become effective only upon the Closing and shall apply only during the Post-Closing Term.
1.5SKBP Non-Compete. SKBP shall not, and shall cause its Controlled Affiliates and Sublicensees not to, during the Post-Closing Term until the [***] anniversary of the first occurrence of First Commercial Sale of any Licensed Product in the Territory, directly or indirectly (a) Develop [***] or Commercialize any compound or product containing any Kv7 activator other than (i) a Licensed Compound or Licensed Product or (ii) a combination product comprising a Licensed Compound or Licensed Product together with any non-Kv7 compound Controlled by SKBP, or (b) knowingly assist any Third Party to conduct any of the foregoing activities. Notwithstanding anything to the contrary herein, nothing in this Section 10.5 will restrict SKBP or its Affiliates from (i) maintaining passive investments of less than [***] percent ([***]%) of the outstanding voting securities of any publicly traded entity that is Developing or Commercializing a Kv7 activator, or (ii) conducting any activities required by Applicable Law or by a Governmental Authority. Notwithstanding anything to the contrary, SKBP will not be in breach of this Section 10.5 if SKBP or any of its Affiliates undergoes a Change of Control with a Third Party and such Third Party or any of its Affiliates existing immediately prior to the closing of such Change of Control engages in activities that would otherwise violate this Section 10.5, provided that such Third Party acquirer ensures that SKBP implements commercially reasonable safeguards to segregate Biohaven’s Confidential Information and Licensed Know-How from such activities. For clarity, this Section 10.5 shall become effective only upon the Closing and shall apply only during the Post-Closing Term.
1.6Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY

OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED; EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.
ARTICLE 11
INDEMNIFICATION
1.1Indemnification by Biohaven. Biohaven will defend, indemnify, and hold harmless SKBP and its Affiliates and their respective directors, officers, employees, contractors and agents (each, an “SKBP Representative”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any SKBP Representative may become subject as a result of any claim, demand, action, or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the Development or Manufacture of any Licensed Compound or Licensed Product by Biohaven or its Affiliates or licensees (other than SKBP, its Affiliates or Sublicensees), except to the extent the applicable Losses arise from a decision made by SKBP in the exercise of its final decision-making authority under this Agreement, (b) the gross negligence or willful misconduct of any Biohaven Representative, (c) the breach by Biohaven of any warranty, representation, covenant, or agreement made by Biohaven in this Agreement (except with respect to Section 10.2(ff), the indemnity for which shall be governed by clause (f) hereof), (d) the breach by Biohaven of the MIPA arising from activities conducted or actions taken (i) prior to the Closing Date, including with respect to Section 2.4 thereof, and (ii) from and after the Closing Date, other than to the extent arising from Section 2.4 thereof or any related rights or obligations assigned to and assumed by SKBP pursuant to the Assignment and Assumption Agreement, (e) any Claim challenging the validity or enforceability of the MIPA or Biohaven’s rights under the MIPA to grant the rights, assignment and assumption, and licenses granted to SKBP hereunder, or (f) Indemnified Taxes; except, in each of subsections (a), (b), (c), (d), (e), and (f), to the extent such Losses are subject to SKBP’s obligations pursuant to Section 11.2.
1.2Indemnification by SKBP. SKBP will defend, indemnify, and hold harmless Biohaven and its Affiliates and their respective directors, officers, employees, contractors and agents (each, a “Biohaven Representative”) from and against any and all Losses to which any Biohaven Representative may become subject as a result of any Claim to the extent such Losses arise out of: (a) the Development, Manufacture and Commercialization of any Licensed Compound or Licensed Product by SKBP or its Affiliates or Sublicensees, including any exercise by SKBP of its final decision-making authority under this Agreement with respect thereto, (b) the gross negligence or willful misconduct of any SKBP Representative, (c) the breach by SKBP of any warranty, representation, covenant, or agreement made by SKBP in this Agreement, or (d) the breach by SKBP of the MIPA arising from activities conducted or actions taken from and after the Closing Date with respect to Section 2.4 thereof or any related rights or obligations assigned to and assumed by SKBP pursuant to the Assignment and Assumption Agreement, except, in each of subsections (a), (b), (c) and (d), to the extent such Losses are subject to Biohaven’s obligations pursuant to Section 11.1.
1.3Procedure. A Party that intends to claim indemnification under this Article 11 (the “Indemnitee”) will promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor will have sole control of the defense or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 11 will not apply to amounts paid in settlement of any action with respect to a Claim, if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim will only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee will cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.
1.4Limited Set-off Right. If Biohaven (a) is or becomes insolvent, (b) is the subject of any bankruptcy, insolvency, receivership or similar proceeding, or (c) is dissolved, liquidated or otherwise ceases to exist as a legal entity, then, to the fullest extent permitted by Applicable Laws, SKBP may, upon written notice, set off and withhold from any amounts then due or thereafter payable by SKBP to Biohaven under this Agreement (including milestones, royalties and other amounts) any Losses arising from a Claim that are indemnifiable under any Biohaven indemnity in this Agreement and that are owed, or reasonably expected to be owed, by Biohaven to SKBP, whether or not such Losses arising from a Claim have been finally determined at such time. Any good faith exercise of this set off right will not, by itself, constitute a breach of this Agreement by SKBP, and will be without prejudice to SKBP’s right to seek any remaining amounts from Biohaven’s estate, successors or assigns, in each case as permitted by Applicable Laws.
1.5Insurance. Each Party, at its own expense, will maintain product liability and other appropriate insurance (or self-insure) that is reasonably sufficient to cover liabilities related to its and its Affiliates’ activities under this Agreement as is normal and customary in the pharmaceutical industry for persons similarly situated. Each Party will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.
1.6Limitation of Liability. Except for liability for breach of Article 12 hereof or a Party’s willful misconduct or fraudulent or intentionally wrongful act, neither Party will be entitled to recover from the other Party any special, incidental, consequential, or punitive damages under this Agreement; provided, however, that this Section 11.6 will not be construed to limit either Party’s indemnification obligations under this Article 11.
ARTICLE 12
CONFIDENTIALITY
1.1Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the period commencing on the Signing Date and ending [***] years after the expiration or earlier termination of this Agreement (or, for any trade secret, for so long as such trade secret constitutes a trade secret under Applicable Law), the receiving Party will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party under this

Agreement, and both Parties will keep confidential and, subject to Sections 12.2 through 12.5, will not publish or otherwise disclose the terms of this Agreement. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations. Each Party will use at least the same standard of care as it uses to protect proprietary or Confidential Information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party. Notwithstanding the definition of “Confidential Information” in Article 1, all Confidential Information included in (i) the Licensed Know-How and relating to the Licensed Compounds or Licensed Products in the Field will be Confidential Information of both Parties during the Post-Closing Term (and, for clarity, SKBP may use and disclose the Licensed Know-How during the Post-Closing Term as it sees fit in its good faith opinion in order to Exploit the Licensed Compounds and Licensed Products within the Field and Territory); (ii) the existence and terms of this Agreement are the Confidential Information of both Parties; and (iii) the Know-How under the Arising IP is the Confidential Information of SKBP.
1.2Exceptions. The obligations of confidentiality and restriction on use under Section 12.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure by the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.
1.3Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)filing, prosecuting, or maintaining Licensed Patents or Patents within Arising IP as permitted by this Agreement;
(b)Regulatory Filings for Licensed Products that such Party has a license or right to Develop hereunder in a given country or jurisdiction;
(c)prosecuting or defending litigation as permitted by this Agreement;
(d)complying with applicable court orders or governmental regulations, including regulations applicable to the public sale of securities;
(e)any public filing, publication or presentation made in accordance with and subject to Section 12.4;
(f)in the case of SKBP, disclosure to its Affiliates and its and their respective employees, consultants, contractors, and agents, and to Sublicensees, in each case on a need-to-

know basis in connection with the Exploitation of the Kv7 Discovery Platform, Licensed Compounds or Licensed Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein;
(g)in the case of Biohaven, disclosure to its Affiliates and its and their respective employees, consultants, contractors, and agents in each case on a need-to-know basis in connection with the Development of the Licensed Compounds or Licensed Products in accordance with the then-current Biohaven Development Plan and the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and
(h)disclosure to potential and actual investment bankers, investors, lenders, acquirers, licensees, and other financial or commercial partners (and their attorneys and agents) solely for the purpose of evaluating or carrying out an actual or potential financing, investment, acquisition, license, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein, but which obligations may be of shorter duration (except for trade secrets which will be maintained as confidential as long as they are trade secrets) to the extent such shorter duration is reasonable and customary in the case of investment bankers, investors, lenders, or financial partners and their attorneys and agents.
In the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.3(c) or 12.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. Any information disclosed pursuant to Section 12.3(c) or 12.3(d) will remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 12. Notwithstanding the foregoing, the Parties will take all reasonable action to avoid disclosure of Confidential Information hereunder.
1.4Securities Filings; Public Statements. The Parties shall mutually agree on the press releases to be issued on or after the Signing Date and on or after the Closing Date, as applicable. Either Party may make any public filing, securities disclosure or press release material to such Party that relates to this Agreement or the activities contemplated hereby without the other Party’s prior review, approval or consent, so long as such disclosing Party complies with Applicable Law, provided that such disclosing Party shall endeavor to provide the other Party with advance notice thereof to the extent reasonably practicable under the circumstances. Subject to the foregoing, but otherwise notwithstanding anything to the contrary in this Article 12, in the event either Party proposes to issue a public disclosure of any Confidential Information under this Agreement, or file with the SEC or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement or any related agreements between the Parties, such Party will notify the other Party of such intention and will provide the other Party with a copy of relevant portions of the proposed disclosure or filing at least [***] Business Days prior to such disclosure or filing (and any revisions to such portions of the proposed disclosure or filing a reasonable time prior to the filing thereof), including any exhibits thereto that refer to the other Party or the terms and conditions of this Agreement or any related agreements between the Parties. Subject to the foregoing, the Party making such disclosure or filing will cooperate in good faith with the other Party to obtain confidential treatment of the terms and conditions of this Agreement or any related agreements between the Parties that the other Party requests to be kept confidential or otherwise afforded confidential treatment, and will only disclose Confidential Information that it is reasonably advised by legal counsel is legally required to be disclosed. No such notice will be required if the description of or reference to this Agreement or a related agreement between the Parties contained in the proposed filing has been included in any previous filing made by either Party in accordance with this Section 12.4 or otherwise approved by the other Party or disclosed in a prior press release by the Parties or other prior public disclosure made by a Party in accordance with the terms of this Article 12. Each Party hereby grants the other Party a limited, non-exclusive right to use such first Party’s name and logo solely for investor relations and public relations purposes in connection with the transactions contemplated by this Agreement, subject to compliance with such first Party’s reasonable trademark usage guidelines and quality-control requirements.
1.5Scientific Publications. From and after the Signing Date:
(a)Biohaven Publications. Except as otherwise required by Applicable Laws or the rules of a stock exchange on which the securities of the disclosing Party (or, if applicable, a parent of such disclosing Party) are listed (or to which an application for listing has been submitted), Biohaven shall not, and shall not permit its Affiliates or Third Parties to, publish or publicly present in any academic or scientific journal, conference or similar context the results of or information regarding the Exploitation of the Kv7 Discovery Platform or any Licensed Compound or Licensed Product without SKBP’s prior written consent in its sole discretion.
(b)SKBP Publications. SKBP, its Affiliates and Sublicensees shall be free to publish or publicly present in any academic or scientific journal, conference or similar context the results of or information regarding the Exploitation of the Kv7 Discovery Platform or any Licensed Compound or Licensed Product in the Territory, subject to prior review by Biohaven of any disclosure of Confidential Information of Biohaven for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Laws and industry practices, as provided in this Section 12.5. Accordingly, prior to making any such publication or public presentation that includes any Confidential Information of Biohaven (other than any such Confidential Information covered by an exception set forth in Section 12.2 or authorized disclosure under Section 12.3), SKBP shall provide Biohaven with a draft of the proposed abstract or manuscript or summary of the proposed presentation. Biohaven shall respond promptly and in any event no later than fifteen (15) days after receipt of such draft (or such shorter period as may be required by the publication or presentation). If requested by Biohaven during such time period, SKBP, its Affiliate or Sublicensee shall, as applicable, (i) delete from such proposed publication or public presentation any Confidential Information of Biohaven (other than any such Confidential Information covered by an exception set forth in Section 12.2) or (ii) delay such publication or public presentation for up to [***] days to enable Biohaven to file for any applicable patent protection.
1.6Prior Mutual Confidential Disclosure Agreement. As of the Signing Date, the terms of this Article 12 will supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement to the extent it applies to each Party’s rights and obligations relating to each other. Any information disclosed pursuant to any such prior agreement will be deemed Confidential Information for purposes of this Agreement.
1.7Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 12. In addition to all other remedies, a Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 12.
ARTICLE 13
TERM AND TERMINATION
1.1Term. Subject to Article 2, this Agreement will commence on the Signing Date and, unless terminated earlier as provided in this Article 13, will continue until the expiration of all Royalty Terms in the Territory (the “Term”); provided that, except for those rights and obligations that expressly apply prior to the Closing, the license and other rights granted by Biohaven to SKBP hereunder will become effective only upon the Closing and will apply only during the Post-Closing Term. Upon expiration of the Royalty Term for a Licensed Product in a particular country (to the extent, for clarity, that the Agreement has not been terminated earlier as provided in this Article 13), the license granted by Biohaven to SKBP under Section 3.1, with respect to such Licensed Product (and corresponding Licensed Compound) and such country shall continue in effect on a fully paid-up, royalty-free, perpetual, and irrevocable basis.
1.2Termination for Convenience. Following the Closing Date, SKBP may terminate this Agreement in its entirety or on a Licensed Compound-by-Licensed Compound, Licensed Product-by-Licensed Product or country-by-country basis, for any or no reason, upon (a) [***] days’ prior written notice to Biohaven if SKBP electively terminates prior to the First Commercial Sale of the first Licensed Product, and (b) [***] days’ prior written notice to Biohaven if SKBP electively terminates after the First Commercial Sale of the first Licensed Product.
1.3Termination by SKBP for Safety Concern. Following the Closing Date, SKBP may terminate this Agreement in its entirety at any time upon written notice to Biohaven if SKBP reasonably determines, based on credible scientific or medical evidence, that continued Development or Commercialization of the BHV-7000 Licensed Product presents a material safety concern; provided that, unless immediate termination is reasonably necessary to protect patient safety or comply with Applicable Law, SKBP shall first discuss such material safety concern with Biohaven in good faith. Such notice shall describe the material safety concern and the supporting basis therefor in reasonable detail.
1.4Termination Prior to Closing. Notwithstanding any provision to the contrary set forth in this Agreement, this Agreement may be terminated prior to the Closing as follows:
(a)By Biohaven, upon written notice to SKBP, if the Closing has not occurred on or prior to the Outside Date;
(b)By SKBP, upon written notice to Biohaven, if the Closing has not occurred on or prior to the Outside Date; or

(c)By either Party, upon written notice to the other Party, if any Governmental Authority has enacted, issued, promulgated, enforced or entered any final and nonappealable order or injunction under any Antitrust Laws against Biohaven, SKBP or any of their respective Affiliates that enjoins the transactions contemplated by this Agreement.
1.5Termination for Cessation of Development. If, during the Post-Closing Term, no Development activities for any Licensed Compound or Licensed Product have been conducted by SKBP, its Affiliates or Sublicensees for a period of [***] consecutive months, SKBP shall promptly meet with Biohaven to discuss in good faith the reasons for such cessation or suspension and SKBP’s plans, if any, to resume Development. If such cessation or suspension (a) continues for [***] consecutive months (including the initial [***] -month period described above), and (b) is not caused by (i) a force majeure event, (ii) Good Reason, (iii) a delay in response from a Regulatory Authority to the extent not resulting from any act or omission of SKBP, its Affiliates, Distributors or Sublicensees, or (iv) any action or inaction by Biohaven or its Affiliates, then SKBP shall be deemed to have abandoned the Development of the Licensed Compounds and Licensed Products, and Biohaven may terminate this Agreement in whole, effective upon written notice to SKBP.
1.6Patent Challenge. Except to the extent impermissible under Applicable Laws or unenforceable on grounds of public policy in the applicable jurisdiction where the applicable Licensed Patent is pending or issued, if SKBP or any of its Affiliates or Sublicensees directly or indirectly commences or voluntarily assists any Third Party in commencing any proceeding challenging the validity, enforceability or patentability of any Licensed Patent, or opposing the issuance, grant or extension of any Licensed Patent or any supplementary protection certificate with respect thereto (such action, a “Patent Challenge”), then Biohaven shall have the right, in its sole discretion, to give notice to SKBP that Biohaven may terminate the license set forth in Section 3.1, with respect to such Licensed Patent in such jurisdiction, [***] days following such notice (or such longer period as Biohaven may designate in such notice). Notwithstanding the foregoing, Biohaven will not have the right to so terminate if any of the following apply: (a) SKBP or such Affiliate or Sublicensee asserts invalidity, unenforceability, or challenges the scope as a defense in any court proceeding brought by Biohaven, its Affiliates, or their respective sublicensees, successors, or designees asserting infringement of a Licensed Patent; (b) within [***] days after such notice, SKBP or such Affiliate or Sublicensee withdraws or causes to be withdrawn such Patent Challenge (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges that SKBP or such Affiliate or Sublicensee does not have the power to unilaterally withdraw or cause to be withdrawn, SKBP or such Affiliate or Sublicensee ceases all assistance to such Patent Challenge and, to the extent SKBP or such Affiliate or Sublicensee is a party to such Patent Challenge, it withdraws from such Patent Challenge within such [***] -day period); (c) for any Patent Challenge brought by a Sublicensee, SKBP terminates the Sublicense Agreement for such Sublicensee within [***] days after such notice; (d) such Patent Challenge is commenced or assisted by a new Affiliate of SKBP and such new Affiliate was participating in such Patent Challenge prior to becoming an Affiliate of SKBP, provided that SKBP causes such new Affiliate of SKBP that is a Controlled Affiliate to cease its participation in such Patent Challenge promptly after becoming a Controlled Affiliate of SKBP or uses reasonable best efforts to cease such Patent Challenge with respect to other new Affiliates (non-Controlled Affiliate); (e) such Patent Challenge is due to SKBP’s or such Affiliate’s or Sublicensee’s compliance, to the extent required under Applicable Law, with compulsory discovery, subpoenas or other compulsory requests or orders for information by a court, tribunal or agency, provided that SKBP, such Affiliate or such Sublicensee does not voluntarily provide support of such Patent Challenge beyond what is legally required and, to the extent permitted under Applicable Law, gives Biohaven prompt notice thereof; or (f) the Patent Challenge consists solely of arguments by SKBP or such Affiliate or Sublicensee distinguishing claims in any Patent controlled by SKBP or such Affiliate or Sublicensee from those claimed in such Licensed Patent in the ordinary course of ex-parte prosecution of such Patents.
1.7Termination for Cause.
(a)Material Breach. Each Party will have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach or such breach is not curable within [***] ([***]) days after notice of such breach from the non-breaching Party, provided that, if such breach is not reasonably capable of cure within such [***] ([***])-day period but is capable of cure, the breaching Party may submit a reasonable cure plan prior to the end of such [***] ([***])-day period, in which case, if the other Party agrees to such plan (such agreement not to be unreasonably withheld, conditioned or delayed), the other Party will not have the right to terminate this Agreement during an additional [***] ([***])-day period, so long as the breaching Party is using best efforts to implement such cure plan throughout such additional [***] ([***])-day period.
(b)Disputed Breach. Unless and until the Parties have completed the dispute resolution procedures set forth in Article 15, then provided the Party alleged to be in breach continues to comply with its other obligations under this Agreement, including all payment obligations, during the pendency of any dispute, then the non-breaching Party will not have the right to terminate this Agreement under Section 13.7(a). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect, and the Parties will continue to perform all of their respective obligations.
(c)Bankruptcy. To the extent permitted under Applicable Law, each Party will have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [***] ([***]) days after the commencement thereof.
1.8Effects of Termination. If this Agreement is terminated with respect to one (1) or more Licensed Products or one (1) or more countries in the Territory, the “Terminated Product” shall mean each such Licensed Product for which this Agreement is terminated and the “Terminated Territory” shall mean the specified countries in the Territory, in each case, as specified in the written notice of termination. Upon any termination of this Agreement with respect to any Terminated Product and any Terminated Territory, the following terms will apply:
(a)Termination of Rights and Obligations. Upon termination of this Agreement by either Party, the license granted to SKBP in Section 3.1 will automatically and immediately terminate with respect to the applicable Terminated Product(s) or Terminated

Territory(ies), and all other rights and obligations of the Parties with respect to such Terminated Product or such Terminated Territory under this Agreement will also automatically and immediately terminate (except for those rights that survive pursuant to Section 13.11 or are otherwise necessary to give effect to the other provisions of this Section 13.8).
(b)Wind-Down and Sell-off Period. Except in the event of termination of this Agreement by Biohaven pursuant to Sections 13.5, 13.6 or 13.7, SKBP and its Affiliates and Sublicensees will have the right to sell or otherwise dispose of any or all of the inventory of Terminated Products held by SKBP and its Affiliates and Sublicensees as of the date of termination for a period of [***] months following such termination, so long as such sales are made in the normal course consistent with SKBP’s past practice and the applicable terms of this Agreement and SKBP continues to comply with all of its payment, reporting and audit obligations hereunder with respect to the Licensed Products.
(c)Termination, Wind-Down and Transition Plan. The Parties shall cooperate with each other and mutually agree on a termination, wind-down and transition plan with respect to any Terminated Product in the Terminated Territory, as applicable (the “Termination, Wind-Down and Transition Plan”). Such Termination, Wind-Down and Transition Plan shall (i) provide that the Parties shall cooperate in good faith to wind-down and/or transition any then-ongoing activities with respect to such Terminated Product in such Terminated Territory, (ii) provide that the license set forth in Section 3.1 shall automatically terminate with respect to such Terminated Product in such Terminated Territory, subject to any rights to transition or wind-down ongoing clinical trials of such Terminated Product in such Terminated Territory, and (iii) include, to the extent applicable, terms to be negotiated in good faith regarding (A) the transfer of any filings, applications, correspondence and other records received or generated by SKBP in the course of filing, prosecuting, maintaining, enforcing or defending any Licensed Patents, (B) the transfer of applicable SKBP Regulatory Filings from SKBP to Biohaven (or the right to reference such SKBP Regulatory Filings if not transferable), (C) facilitation by SKBP of discussions between Biohaven and any Third Party vendors procured by SKBP or any of its Affiliates to perform services solely related to the Exploitation of such Terminated Product in such Terminated Territory, (D) the treatment of any SKBP trademarks used exclusively for such Terminated Product in such Terminated Territory, (E) the treatment of any sublicenses entered into by SKBP or any of its Affiliates existing as of the effective date of such termination with respect to such Terminated Product in such Terminated Territory, and (F) the assignment to and assumption of the MIPA by Biohaven with respect to the Terminated Product in the Terminated Territory.
(d)Reversion License. Effective upon termination of this Agreement, whether in whole or in part with respect to any Terminated Product and any Terminated Territory, subject to the remainder of this Section 13.8(d) (and resolution of any baseball arbitration procedures set forth in Section 15.3), SKBP hereby grants to Biohaven a perpetual, irrevocable (except if Biohaven elects not to accept such Reversion License in accordance with Section 15.3 and subject to the payment of the economic terms as determined pursuant to this Section 13.8(d) and Section 15.3), transferable, freely sublicensable (through multiple tiers) (i) license under any Arising IP existing as of the effective date of such termination that is necessary or reasonably useful to Exploit such Terminated Product in the Field in such Terminated Territory (the “Reversion IP”) solely to Exploit such Terminated Product as it exists as of the effective date of such termination in such Terminated Territory; provided that Biohaven shall have the right to modify or improve such Terminated Product as long as such modification or improvement does not use or incorporate any intellectual property Controlled by SKBP or its Affiliates other than the Reversion IP and (ii) a right of reference to and right to use the SKBP Regulatory Filings for such Terminated Product in such Terminated Territory, existing and Controlled by SKBP (or its Affiliates) as of the effective date of such termination ((i) and (ii) collectively, a “Reversion License”). The foregoing license clause (i) shall be (A) [***]and (B) [***], in each case (A)-(B), subject to SKBP’s retained rights under this Agreement. The Parties shall negotiate in good faith the economic terms and conditions of each Reversion License (including milestones, royalties and other amounts payable to SKBP and any technology transfer costs); provided that, if the Parties have been unable to reach agreement following negotiations conducted actively and continuously in good faith for a period of [***] days after the effective date of the applicable termination, the economic terms and conditions of such Reversion License shall be determined through binding baseball arbitration in accordance with Section 15.3.
(e)Biohaven Reassignment and Reassumption of MIPA. As partial consideration for entering into this Agreement, effective upon the termination of this Agreement for any reason, whether in whole or in part with respect to any Terminated Product and any Terminated Territory, SKBP and its Affiliates hereby irrevocably assign and transfer to Biohaven Section 2.4 of the MIPA, with respect to any such Terminated Product or any such Terminated Territory, and all related rights and obligations under the MIPA arising out of or relating thereto, and Biohaven hereby accepts and assumes all such rights and obligations, and hereby releases SKBP, its Affiliates and Sublicensees from, against and with respect to all claims arising under Section 2.4 of the MIPA and the Assignment and Assumption Agreement after the effective date of such termination. Notwithstanding the foregoing, SKBP shall indemnify, defend and hold harmless the Biohaven Representatives from and against any Losses arising out of or resulting from any breach or nonperformance by SKBP or any of its Affiliates of its obligations under Section 2.4 of the MIPA, any related rights or obligations under the MIPA assumed by SKBP pursuant to the Assignment and Assumption Agreement or the Assignment and Assumption Agreement occurring prior to the effective date of the reassignment contemplated by this Section 13.8(e) except to the extent such Losses are subject to Biohaven’s indemnification obligations under Section 11.1.
(f)Pre-Termination Costs. Without limiting any other rights or remedies available to Biohaven, if this Agreement is terminated pursuant to Section 13.4 and the failure of the Closing to occur resulted from, or was materially contributed to by, SKBP’s or any of its Affiliates’ failure to comply with its obligations under Article 14, then SKBP shall reimburse Biohaven for all Pre-Closing Costs incurred by Biohaven or its Affiliates through the date of termination.
(g)Further Assurances. Each Party will execute all reasonable documents and take all such further actions as may be reasonably requested by the other Party, at such other Party’s cost, in order to give effect to the foregoing clauses of this Section 13.8.
1.9Rights of SKBP In Lieu of Termination. In the event that SKBP has the right to terminate this Agreement pursuant to Section 13.7, SKBP may, in lieu of termination, elect to continue this Agreement as modified by this Section 13.9, in which case, effective as of the date SKBP delivers a written notice of such election to Biohaven: (a) [***]; (b) [***]; and (c) [***].
1.10Confidential Information. Upon termination of this Agreement, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information,

each Party will promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or Control containing Confidential Information of the other Party, pursuant to the other Party’s request; provided that such Party may keep one (1) copy of such materials for archival purposes only subject to continuing confidentiality obligations or to the extent such Confidential Information is electronically archived in the ordinary course of the receiving Party’s business. Any such Confidential Information retained by the receiving Party pursuant to this Section 13.10 will remain subject to the obligations of non-disclosure and will not be used for any purpose other than to comply with Applicable Laws.
1.11Survival. Expiration or termination of this Agreement for any reason will not relieve the Parties of any obligation or right that has already accrued prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions will survive expiration or termination of this Agreement: Article 1 (as applicable), Section 3.3, Section 4.2(d)(viii), Section 6.6, Article 7 and Article 8 (in each case, with respect to any amounts accrued prior to and as of the date of termination or expiration), Section 9.1, Section 9.2, Section 10.6, Article 11, Article 12 (excluding Section 12.5), Sections 13.8, 13.10, 13.11 and 13.12, Article 15 and Article 16.
1.12Exercise of Right to Terminate. The use by either Party of a termination right provided for under this Agreement will not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided that termination of this Agreement will not preclude either Party from claiming any other damages, compensation, or relief that it may be entitled to upon such termination.
ARTICLE 14
ANTITRUST APPROVAL
1.1Antitrust Approval. Biohaven and SKBP shall, and shall cause their respective Affiliates to, prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each of Biohaven and SKBP shall, or shall cause its applicable Affiliates to, make its respective filing pursuant to the HSR Act with respect to such transactions as promptly as reasonably practicable after the Signing Date and no later than twenty (20) Business Days after the Signing Date. Each Party shall not, and shall cause its Affiliates not to, take or fail to take any action that would be reasonably expected to materially delay the Antitrust Clearance Date. Biohaven and SKBP shall use their respective commercially reasonable efforts to obtain expiration of the waiting period with respect to the transactions contemplated by this Agreement under the HSR Act. Whether or not such transactions are consummated, SKBP or its Affiliate shall be responsible for all HSR Act filing fees. Subject to the foregoing, each Party will be responsible for its own fees and expenses incurred in connection with its obligations pursuant to this Section 14.1.
1.2Exchange Information. Biohaven and SKBP will each, upon request by the other Party, furnish the other Party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Biohaven,

SKBP or any of their respective Affiliates to any Governmental Authority in connection with the Antitrust Filings made pursuant to Section 14.1.
1.3Communication and Coordination. Subject to Applicable Laws relating to the exchange of information, each of Biohaven and SKBP shall have the right to review in advance and, to the extent practicable, shall consult with the other Party regarding, and consider in good faith the views and reasonable comments of the other Party in connection with, all information relating to Biohaven or SKBP, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or any substantive written materials submitted or to be submitted to, any applicable Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, Biohaven and SKBP shall act reasonably and as promptly as practicable. Neither Biohaven nor SKBP shall permit any of its or its Affiliates’ officers or any other representatives or agents to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry relating to such transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Each Party will, and will cause its Affiliates to, instruct its respective counsel to cooperate with the other Party and the other Party’s counsel and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the Antitrust Laws at the earliest practicable dates. For clarity, the Parties’ rights and obligations hereunder apply only insofar as they relate to this Agreement and to the transactions contemplated under this Agreement.
1.4Efforts to Close. Biohaven and SKBP will each use commercially reasonable efforts to promptly obtain the expiration or termination of the HSR waiting period and any other applicable waiting periods under Antitrust Laws. Biohaven and SKBP will keep each other apprised of the status of any substantive communications by such Party or any of its Affiliates with, and any inquiries or requests for additional information from, any relevant Governmental Authorities and will comply promptly with any such inquiry or request. The term “commercially reasonable efforts” as used in this Article 14 will not include, and will not require, proposing, negotiating, committing to, or effecting, by consent decree, hold separate order, or otherwise, (a) the sale, divestiture, disposition, licensing or sublicensing of any of a Party’s or its Affiliates’ assets, properties or businesses, (b) behavioral limitations, conduct restrictions, or commitments with respect to such assets, properties or businesses or of any of the rights or obligations of a Party under this Agreement or (c) defending through litigation any claim asserted in court by any Third Party that would restrain, prevent, or delay the Closing.
ARTICLE 15
DISPUTE RESOLUTION
1.1Escalation to Executive Officers. Either Party shall have the right, by written notice to the other Party, to request that a dispute that remains unresolved for a period of [***] ([***]) Business Days shall be referred to the Chief Executive Officer of each Party, who may further delegate such dispute to another qualified executive, for attempted resolution for [***] ([***]) Business Days after referral of such dispute to them. If the Chief Executive Officers, or their respective delegates, do not resolve such dispute within [***] ([***]) Business Days after referral of such dispute to them, then, at any time after such [***] ([***]) Business Day period, either Party shall have the right to commence arbitration in accordance with Section 15.2.

1.2Arbitration.
(a)Any dispute, controversy, or claim arising under or relating to this Agreement, including any question regarding its existence, validity, interpretation, performance, or termination will be finally resolved through binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) as then in effect (the “ICC Rules”).
(b)The arbitration will be heard and determined by three (3) arbitrators who are subject matter experts for the relevant matters at hand, each of whom will be impartial and independent and who must not be a current or former employee or director, or a then-current stockholder, of either Party, their respective then-current Affiliates, or any Sublicensee. Each Party will, within [***] ([***]) days after submission of such dispute for arbitration hereunder, appoint one (1) arbitrator and the third (3rd) arbitrator will be selected by the two (2) Party-appointed arbitrators, or, failing agreement within [***] ([***]) days following appointment of the second Party-appointed arbitrator, by the ICC in accordance with the ICC Rules. The place of arbitration will be New York, and the arbitration and all communications and documents relating thereto will be conducted in English.
(c)Document production in the arbitration will generally be conducted in accordance with the latest IBA Rules on the Taking of Evidence in International Arbitration.
(d)The award will be final, binding and unappealable, and judgment upon the award may be entered in any court of competent jurisdiction. The arbitrators will have no authority to award punitive or any other non-compensatory damages. The arbitrators will, unless the arbitrators deem otherwise in the circumstances, order that all or part of the costs incurred by the prevailing Party in connection with the arbitration, including reasonable attorneys’ fees, be paid by the non-prevailing Party.
(e)Except to the extent necessary to confirm or enforce an award or to accomplish the purpose of this Agreement, including to exercise its rights and to perform its obligations under this Agreement or as may be required by Applicable Law, the existence, content, or results of an arbitration will be Confidential Information of each of the Parties, and neither a Party nor the arbitrator may disclose such Confidential Information without the prior written consent of the other Party, provided, however, that each Party may disclose the content of the award to its Affiliates, Sublicensees and licensees, employees, agents, consultants, contractors and other representatives who have a legitimate need to know the content of the award or as otherwise permitted under Article 12.
1.3Baseball Arbitration Procedure for Certain Disputes. Any disputes regarding the consideration payable for a Reversion License pursuant to Section 13.8(d) (Reversion License), or the percentage reduction of amounts due to Biohaven by SKBP pursuant to Section 13.9 (Rights of SKBP In Lieu of Termination), shall be submitted to and finally resolved by the following provisions in this Section 15.3. The Parties shall promptly designate in writing a single mutually acceptable arbitrator experienced in the licensing, development, and commercialization of pharmaceutical products, who is independent of each Party (i.e., not a current or former employee, consultant, officer, or director or current stockholder of either Party or their respective Affiliates and who does not otherwise have any current or previous business relationship with either Party or their respective Affiliates). If the Parties cannot agree on an arbitrator within [***] days after referral of such matter, the arbitrator shall be appointed by the ICC. The arbitration shall be conducted in accordance with the ICC Arbitration Rules to the extent consistent with this Section 15.3. Within [***] days of the arbitrator’s appointment, each Party shall prepare and deliver to both the arbitrator and the other Party its last, best offer for the applicable unresolved terms and a memorandum in support thereof. The Parties shall also provide the arbitrator with a copy of the relevant provisions of this Agreement. Each Party may submit to the arbitrator (with a copy to the other Party) a rebuttal to the other Party’s support memorandum and shall at such time have the opportunity to amend its last such offer based on any new information contained in the other Party’s support memorandum. Within [***] days after the arbitrator’s appointment, the arbitrator shall select from the two (2) proposals provided by the Parties: with respect to (i) Section 13.8(d), each Party’s respective proposal for the commercially reasonable terms for the Reversion License, taking into account the scope and value of the Reversion IP and SKBP Regulatory Filings, the stage of Development and commercial prospects of the applicable Terminated Product, the Parties’ respective investments and contributions and the nature and circumstances of termination of this Agreement (including, to the extent terminated by SKBP due to Biohaven’s material breach, the nature and extent of such material breach); or (ii) Section 13.9, each Party’s respective proposal for an appropriate percentage reduction of SKBP’s payment obligations to Biohaven taking into account the nature and circumstances of the relevant material breach of this Agreement. The decision of the arbitrator shall be final and binding on the Parties, subject to Biohaven’s right to reject such decision as set forth below. The foregoing “baseball-style” arbitration shall be the exclusive remedy of either Party if the Parties cannot agree on the consideration payable for the Reversion License pursuant to Section 13.8(d) or the percentage reduction under 13.9, as applicable. Notwithstanding the foregoing, Biohaven shall have the right to reject the arbitrator’s decision, solely with respect to a Reversion License under Section 13.8(d), by providing written notice to SKBP within [***] Business Days after receipt of such decision. Upon delivery of such notice, the arbitrator’s decision shall be null and void, such Reversion License shall automatically terminate and cease to be of any further force or effect, and Biohaven shall bear and pay all fees and expenses incurred by SKBP in connection with any technology transfer from SKBP in connection with such Reversion License, the arbitration proceeding and the arbitrator’s costs, legal costs, and other incurred expenses. To the extent SKBP has shared any documentation, Know-How, or any Confidential Information with Biohaven in connection with such Reversion License or any related technology transfer prior to Biohaven’s rejection of the arbitrator’s decision, promptly following such rejection, Biohaven shall at SKBP’s direction either return or destroy all such documentation, and make no further use of any such Know-How or Confidential Information, and provide a written certification thereof.
1.4Subject Matter Exclusion. Notwithstanding anything to the contrary, any dispute not resolved internally by the Parties pursuant to Section 15.1 that involves the validity, enforceability or infringement of a Patent shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent in question.
ARTICLE 16
GENERAL PROVISIONS
1.1Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S., without giving effect to any rules of conflict of laws that would result in the application of the substantive laws of any other jurisdiction.

1.2Entire Agreement; Modification. This Agreement, including the exhibits, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.
1.3Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
1.4Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement will neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time and will be signed by such Party.
1.5Assignment.
(a)Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets, or otherwise, without the prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned), except that: (i) either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder, without the other Party’s consent in connection with a Change of Control of such Party, to the successor of the Party in such Change of Control, provided that the assignee will expressly agree to be bound by the assigning Party’s obligations under this Agreement (including, for the avoidance of doubt, the obligations set forth in Section 8.3); (ii) either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent to an Affiliate, for so long as such Affiliate remains an Affiliate, of such assigning Party, provided that the assigning Party will remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate; and (iii) either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the sale, transfer or other disposition of all or substantially all of such Party’s assets to which this Agreement relates, provided that the assignee will expressly agree to be bound by the assigning Party’s obligations under this Agreement. Notwithstanding the foregoing, [***].
(b)As soon as practicable upon the entry by a Party into a definitive agreement that effects a Change of Control of such Party, such Party will provide written notice to the other Party setting forth the name of the Third Party acquirer or the entity with or into which such Party will be merged or consolidated, as the case may be, and such other details, as the other Party may reasonably request in connection with such Change of Control.

(c)In the event of (i) a Change of Control involving either Party, or (ii) the acquisition by either Party of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “Acquisition”), the Intellectual Property of the Third Party acquirer in a Change of Control, or the Acquiree, as applicable, that existed prior to the effective date of such Change of Control or Acquisition (or that is developed thereafter without any use of Intellectual Property of such Party or any of its Affiliates existing prior to the Change of Control or Acquisition or acquired or developed thereafter) will not be included in the Patents, Know-How, or other Intellectual Property rights licensed or transferred hereunder by such Party to the other Party, or otherwise subject to this Agreement.
(d)The rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the permitted successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s permitted successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 16.5 will be null and void, ab initio.
(e)For clarity, any assignment or transfer of any Intellectual Property subject to this Agreement shall be transferred subject to, and without limiting, all licenses and other rights granted by either Party under this Agreement. All such licenses and other rights granted herein shall run with such Intellectual Property and shall be binding on any successors-in-interest or assigns thereof.
(f)Except in connection with a permitted assignment of this Agreement under this Section 16.5, during the Term, Biohaven shall not (and shall cause its Affiliates not to) assign, transfer, convey, or enter into any agreement with any Person to assign, transfer or convey, any Licensed Patents or material Licensed Know-How to any Person without SKBP’s prior written consent, and any such assignment, transfer or conveyance without such consent shall be void.
1.6Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication will not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part.
1.7Notices. Any notice to be given under this Agreement must be in writing and delivered by (a) air mail (postage prepaid) requiring return receipt, (b) internationally-recognized overnight courier, or (c) email confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 16.7. Notice will be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, five (5) days after the date of postmark; (iii) if delivered by overnight courier, the fifth (5th) day after dispatch; or (iv) if sent by email, the date of confirmation of receipt if during the recipient’s normal business hours and followed up via delivery pursuant to subsection (a) or (b) above.

If to SKBP, notices must be addressed to:
SK Biopharmaceuticals Co., Ltd.
221, Pangyoyeok-ro, Bundang-gu
Seongnam-si, Gyeonggi-do, 13494, Republic of Korea
Attention: [***]
Email: [***]
with a copy (which alone will not constitute notice) to:
SK Biopharmaceuticals Co., Ltd.
221, Pangyoyeok-ro, Bundang-gu
Seongnam-si, Gyeonggi-do, 13494, Republic of Korea
Attention: Legal/IP Department
Email: skbplegal@sk.com

    with a copy (which alone will not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166, U.S.
Attention: [***]
Email: [***]

If to Biohaven, notices must be addressed to:
Biohaven Bioscience Ireland Limited
6th Floor, South Bank House
Barrow Street
Dublin 4 D04 TR29
Attention: [***]
Email: [***]
with a copy (which alone will not constitute notice) to:
Biohaven Pharmaceuticals, Inc.
215 Church Street
New Haven, CT 06510, U.S.
Attention: Legal Department
Email: legalnotices@biohavenpharma.com

with a copy (which alone will not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004, U.S.
Attention: [***]
     [***]
Email:      [***]
         [***]
1.8Force Majeure. Each Party will be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including Acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any change in Applicable Law, including the enactment, repeal, amendment, or reinterpretation of any statute, rule, regulation, ordinance, order, or directive by any Governmental Authority or Regulatory Authority, that renders performance of this Agreement illegal, impossible, or materially impracticable, or any other event similar to those enumerated above. Such excuse from liability will be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure will be tolled for the duration of such force majeure. In no event will any Party be required to prevent or settle any labor disturbance or dispute.
1.9Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

1.10Designation of Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates without the consent of the other Party. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
1.11Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference and will not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular will include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article will include all sections, subsections, and paragraphs in such Article, references to any section will include all subsections and paragraphs in such section, and references in this Agreement to any subsection will include all paragraphs in such subsection. The word “including” and similar words mean including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, will not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language will control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement will be in the English language.
1.12Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
1.13Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery, such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties have caused this Agreement to be executed and entered into by their duly authorized representatives as of the Signing Date.

BIOHAVEN BIOSCIENCE IRELAND LIMITED	SK BIOPHARMACEUTICALS CO., LTD.
By: /s/ Clifford Bechtold	By: /s/ Dong Hoon Lee
Name: Clifford Bechtold	Name: Dong Hoon Lee
Title: Director	Title: Chief Executive Officer

Exhibit A
BHV-7000
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Exhibit B

BIOHAVEN DEVELOPMENT PLAN
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Exhibit C

BIOHAVEN DOMAIN NAMES
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Exhibit D

LISTED LICENSED PATENTS
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Exhibit E
MIPA
The MIPA comprising this Exhibit E has been omitted from the filed copy of this Agreement. Such agreement is incorporated by reference to the following exhibits previously filed with the SEC:
1.Membership Interest Purchase Agreement, dated as of February 24, 2022, by and among the parties thereto (incorporated by reference to Exhibit 2.3 to Biohaven Ltd.’s Form 10 (File No. 001-41477), filed with the SEC on August 10, 2022).
2.Amendment to Membership Interest Purchase Agreement, dated as of May 1, 2024, by and among the parties thereto (incorporated by reference to Exhibit 2.1 to Biohaven Ltd.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 (File No. 001-41477), filed with the SEC on August 9, 2024).
3.Second Amendment to Membership Interest Purchase Agreement, dated as of December 16, 2025, by and among the parties thereto (incorporated by reference to Exhibit 2.5 to Biohaven Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (File No. 001-41477), filed with the SEC on March 2, 2026).

Exhibit F

SKBP COMMERCIALIZATION PLAN
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Exhibit G
BIOHAVEN PRE-CLOSING COSTS
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Exhibit H

KEY TERMS FOR TECHNOLOGY TRANSFER PLAN AND TRANSITION SERVICES AGREEMENT
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE 4.2(d)
Monthly Reconciliation Report
Supporting Data Package Requirements

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE 8.3
Tax Matters

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE 10.2

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]